UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 240.14a-12

ProBusiness Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required
[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

ProBusiness Common Stock, par value $0.001 per share and ProBusiness 6.9% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

28,602,857 shares of ProBusiness Common Stock, options to purchase 2,722,410 shares of ProBusiness Common Stock and 1,335,260 shares of ProBusiness 6.9% Senior Redeemable Convertible Preferred Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $49,504.22 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $92.00 per million of the aggregate amount of cash to be transferred to security holders in the transaction or $538,089,383. The per unit price with respect to the ProBusiness Common Stock was $17.00, which represents the price to be paid in the merger per share of ProBusiness Common Stock. The per unit price with respect to the ProBusiness Preferred Stock was $26.50, which represents the price to be paid in the merger per share of ProBusiness Preferred Stock. With respect to outstanding options, the per unit price was based on the difference between $17.00 per share and the per share exercise price of the in-the-money options.

(4)	Proposed maximum aggregate value of transaction:

$538,089,383

(5)	Total fee paid:

$49,504.22

[X]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

ProBusiness Services, Inc.

4125 Hopyard Road
Pleasanton, CA 94588

Dear ProBusiness Services, Inc. stockholder:

      The board of directors of ProBusiness Services, Inc. (ProBusiness) has unanimously approved a merger combining a subsidiary of Automatic Data Processing, Inc. (ADP) and ProBusiness.

      If the merger is completed, you will receive $17.00 in cash, without interest, for each share of ProBusiness common stock you own and, in accordance with our certificate of incorporation and pursuant to the merger agreement, you will receive $26.50 in cash, without interest, for each share of ProBusiness 6.9% Senior Redeemable Convertible Preferred Stock you own (including accrued but unpaid dividends payable in shares of preferred stock).

      All stockholders of ProBusiness are cordially invited to attend this special meeting of ProBusiness stockholders in person. At this special meeting of ProBusiness stockholders, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement relating to the merger of ProBusiness with the subsidiary of ADP and to approve the merger. The board of directors of ProBusiness has unanimously determined that the merger agreement and the transactions contemplated by it are advisable and fair to, and are in our and your best interest and declared the merger to be advisable and approved and adopted the merger agreement and the transactions contemplated by it. The board of directors of ProBusiness unanimously recommends that ProBusiness’ stockholders vote FOR approval and adoption of the merger agreement and approval of the merger.

      The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:

Thursday, March 20, 2003

10:00 a.m. local time
4125 Hopyard Road
Pleasanton, California

      The proxy statement attached to this letter provides you with information about the special meeting of ProBusiness’ stockholders and the proposed merger. I encourage you to read this information carefully.

      Your vote is important, regardless of how many shares you own. Even if you plan to attend the special meeting in person, please take a few minutes now to vote your proxy by following the instructions on the enclosed proxy card.

Sincerely,

Thomas H. Sinton
Chairman of the Board, President,
Chief Executive Officer

      The proxy statement is dated February 18, 2003, and is first being mailed to the stockholders of ProBusiness on or about February 26, 2003.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 20, 2003

To the stockholders of ProBusiness Services, Inc.:

      Notice is hereby given that a special meeting of stockholders of ProBusiness Services, Inc., (“ProBusiness”) a Delaware corporation, will be held on Thursday, March 20, 2003 at 10:00 a.m., local time, at our corporate headquarters, 4125 Hopyard Road, Pleasanton, California, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 5, 2003, among Automatic Data Processing, Inc., a Delaware corporation (“ADP”), ADP Merger Corp., a Delaware corporation and indirect wholly owned subsidiary of ADP, and ProBusiness and approve the merger; and

2. To transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Special Meeting of Stockholders which you are urged to read carefully. Only stockholders of record at the close of business on February 4, 2003, the record date, are entitled to notice of, and to vote at, the Special Meeting of Stockholders or any adjournment or postponement of it. At the close of business on the record date, 28,644,287 shares of ProBusiness Common Stock and 1,132,075 shares of ProBusiness 6.9% Senior Redeemable Convertible Preferred Stock were issued and outstanding and entitled to be voted at the Special Meeting of Stockholders. Stockholders of ProBusiness are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 22 of the proxy statement.

      Your vote is important, regardless of how many shares you own. All stockholders are cordially invited to attend the Special Meeting of Stockholders in person. However, to assure your representation at the Special Meeting of Stockholders, we request that you vote your proxy as promptly as possible by following the instructions on the enclosed proxy card. If you sign, date and mail the proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption and approval of the merger agreement and the approval of the merger. If you fail to return your proxy card or vote in person, by telephone or over the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting of Stockholders but will effectively be counted as a vote against adoption and approval of the merger agreement and the approval of the merger. Any stockholder attending our Special Meeting of Stockholders may vote in person even if he or she has returned a proxy card, voted by phone or voted over the Internet.

By Order of the Board of Directors

Steven E. Klei
Executive Vice President, Finance,
Chief Financial Officer and Secretary

Pleasanton, California

February 18, 2003

Questions and Answers About the Special Meeting and the Merger
Forward-Looking Information
SUMMARY
Merger Consideration
Treatment of Stock Options
Market Price and Dividend Data
Reasons for the Merger
Recommendation to Stockholders
Opinion of Financial Advisor
Appraisal Rights
MARKET PRICE AND DIVIDEND DATA
THE SPECIAL MEETING
Date, Time and Place
Purpose of Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Votes Required
Voting by ProBusiness’ Directors, Executive Officers and Certain Stockholders
Voting of Proxies
Revocability of Proxies
THE COMPANIES
ProBusiness
ADP
ADP Merger Corp.
THE MERGER
Background to the Merger
Reasons for the Merger and Board of Directors’ Recommendation
Accounting Treatment
Form of the Merger
Merger Consideration
Conversion of Shares; Procedures for Exchange of Certificates
Effect On Awards Outstanding Under ProBusiness’ Stock Plans
Effective Time of the Merger
Delisting and Deregistration of ProBusiness’ Common Stock
Material United States Federal Income Tax Consequences Of The Merger
Regulatory Matters
THE MERGER AGREEMENT
STOCKHOLDER SUPPORT AGREEMENTS
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
ARTICLE II
ANNEX B
ANNEX C
ANNEX D

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	iii
Forward-Looking Information	vi
SUMMARY	1
The Companies	1
Merger Consideration	2
Treatment of Awards Outstanding Under ProBusiness’ Stock Plans	2
Market Price And Dividend Data	2
Reasons For The Merger	2
Recommendation To Stockholders	3
Opinion Of Financial Advisor	3
Conditions To The Completion Of The Merger	5
Appraisal Rights	6
MARKET PRICE AND DIVIDEND DATA	7
THE SPECIAL MEETING	8
Date, Time And Place	8
Purpose Of Special Meeting	8
Record Date; Stock Entitled To Vote; Quorum	8
Votes Required	8
Voting By ProBusiness’ Directors, Executive Officers And Certain Stockholders	8
Voting Of Proxies	8
Revocability Of Proxies	9
Solicitation Of Proxies	9
THE COMPANIES	10
ProBusiness	10
ADP	10
ADP Merger Corp.	10
THE MERGER	11
Background To The Merger	11
Reasons For The Merger And Board Of Directors’ Recommendation	13
Interests Of ProBusiness’s Directors And Management In The Merger	20
Appraisal Rights	22
Accounting Treatment	24
Form of The Merger	24
Merger Consideration	24
Conversion of Shares; Procedures For Exchange Of Certificates	24
Effect On Awards Outstanding Under ProBusiness’ Stock Plans	25
Effective Time Of The Merger	25
Delisting And Deregistration Of ProBusiness’ Common Stock	26
Material United States Federal Income Tax Consequences Of The Merger	26
Regulatory Matters	27
Litigation	27
THE MERGER AGREEMENT	28
STOCKHOLDER SUPPORT AGREEMENTS	37

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SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
OTHER MATTERS	41
WHERE YOU CAN FIND MORE INFORMATION	41
ANNEX A AGREEMENT AND PLAN OF MERGER
ANNEX B OPINION OF GOLDMAN, SACHS & CO.
ANNEX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW — APPRAISAL RIGHTS
ANNEX D FORM OF STOCKHOLDER SUPPORT AGREEMENTS SIGNED BY THOMAS H. SINTON AND PARTIES AFFILIATED WITH HIM AND SIGNED BY ENTITIES AFFILIATED WITH GENERAL ATLANTIC PARTNERS, LLC

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Questions and Answers About the Special Meeting and the Merger

Q:	What will happen to ProBusiness Services, Inc. (“ProBusiness”) as a result of the merger?

A:	If the merger is completed, we will become a wholly owned subsidiary of Automatic Data Processing, Inc. (“ADP”) and our shares of common stock will no longer be publicly traded.

Q:	What will ProBusiness stockholders receive in the merger?

A:	As a result of the merger, holders of our common stock will receive $17.00 in cash, without interest, for each share of common stock they own. In accordance with our certificate of incorporation and pursuant to the merger agreement, holders of ProBusiness 6.9% Senior Redeemable Convertible Preferred Stock (which we refer to as the “preferred stock”) will receive $26.50 in cash, without interest, for each share of preferred stock held by them (including accrued but unpaid dividends payable in shares of preferred stock).

Q:	Why do holders of preferred stock receive more cash per share than holders of common stock?

A:	Our preferred stock was offered for sale in August 2000 at a purchase price of $26.50 for each share of preferred stock. Our certificate of incorporation provides that, if a sales transaction (such as the merger) occurs, the holders of our preferred stock are entitled to elect to treat such event as a liquidation event and receive the liquidation amount stated in the certificate of incorporation prior to the holders of common stock receiving any consideration for their shares. The holders of preferred stock have previously elected to deem the merger a liquidation event and are entitled to receive the stated liquidation amount, which is equal to the original preferred stock purchase price of $26.50, in cash for each share of preferred stock held by them (including accrued but unpaid dividends payable in shares of preferred stock).

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope, or vote by telephone or over the Internet (as described in the proxy card), in any event as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:	How does ProBusiness’ board of directors recommend I vote?

A:	Our board of directors unanimously recommends that you vote FOR adoption and approval of the merger agreement and the approval of the merger. At a meeting held on January 5, 2003, our board of directors also:

•	unanimously determined that the merger agreement and the transactions contemplated by it are advisable and fair to, and are in our and your best interest and declared the merger advisable; and

•	approved and adopted the merger agreement and the transactions contemplated by it, including the merger and the stockholder support agreements and the transactions contemplated by the stockholder support agreements.

The $17.00 cash per share of common stock merger consideration represents a premium of approximately 66% over the closing price of our common stock on January 3, 2003, the last trading day before the public announcement of the signing of the merger agreement, and a 77% premium over the average daily closing price of our common stock over the 30 trading day period ending January 3, 2003.

Q:	What vote is required to adopt and approve the merger agreement and approve the merger?

A:	For us to complete the merger, stockholders of record on February 4, 2003 holding at least a majority of the voting power outstanding must vote to approve and adopt the merger agreement and approve the merger. Each share of common stock is entitled to one vote per share. Each share of preferred stock is

-iii-

entitled to approximately 1.04 votes per share. Pursuant to stockholder support agreements with ADP, holders of approximately 29% of our outstanding shares have agreed to vote in favor of the adoption and approval of the merger agreement and approval of the merger.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If, however, your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I vote over the Internet or by telephone?

A:	Yes. If your shares are not held in “street name” through a broker, or bank, you may vote over the Internet or by telephone. To vote over the Internet or by telephone, you should follow the instructions on your proxy card. If, however, your shares are held in “street name,” you may vote by completing and returning the voting form provided by your broker or bank or over the Internet or by telephone through your broker, or bank, if such a service is provided by following the instructions on the voting form provided by your broker or bank.

Q:	What do I do if I want to change my vote?

A:	You may change your vote at any time before your shares are voted at the special meeting. You can do this in one of four ways. First, you can send a written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can vote by telephone or over the Internet at a later time. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:	Should I send in my ProBusiness stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares for the merger consideration of $17.00 in cash, without interest, for each share of common stock you own and $26.50, in cash, without interest, for each share of preferred stock you own (including accrued but unpaid dividends payable in shares of preferred stock).

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods.

Q:	Am I entitled to appraisal rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions. Under stockholder support agreements with ADP, certain entities affiliated with General Atlantic Partners, LLC (the

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holders of 100% of our outstanding preferred stock) and Thomas H. Sinton and parties affiliated with him have agreed to waive and prevent the exercise of any rights of appraisal or rights of dissent they may have in connection with the merger.

Q:	What are the tax consequences to the stockholders of the merger?

A:	Your receipt of cash in the merger will be taxable to you and you will generally recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your shares and the amount of cash you receive in the merger as you would for any open market or other sale of your shares for cash.

      Q: Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

ProBusiness Services, Inc.

Attn: Investor Relations
4125 Hopyard Road
Pleasanton, California 94588
Telephone: (925) 737-3500

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Forward-Looking Information

      This proxy statement contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by management, including the completion of the proposed merger. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may”, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and actual actions or results may differ materially. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict, including the satisfaction of all of the conditions to the closing of the merger, including receiving required regulatory approvals and receiving the approval of a majority of the voting power outstanding. We undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise, unless required by law. Readers should, however, carefully review the risk factors included in other reports or documents filed by us from time to time with the Securities and Exchange Commission.

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SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the other documents to which we refer. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Parties to the Merger

ProBusiness Services, Inc.
4125 Hopyard Road
Pleasanton, CA 94588
Telephone: (925) 737-3500

      Incorporated in California in October 1984 and reincorporated in Delaware in September 1997, we are a leading provider of comprehensive administrative outsourced services to large employers nationwide, providing solutions that include corporate employee payroll processing, payroll tax filing and other critical human resources, or HR, and benefits functions. Our comprehensive and integrated outsourced payroll processing and tax filing solution has expanded to include a multitude of other similarly integrated products including payroll administration, HR Service and benefits administration, including the enrollment and processing of flexible benefits plans and COBRA benefits, and Web-based self-service solutions for employers which allow employees to access personal information and perform routine administrative tasks online such as viewing current and historical paychecks, changing a direct deposit authorization and verifying paid time off balances. These services are combined into a technology platform combining sophisticated transaction processing and Internet-enabled workstations to form a comprehensive HR outsourcing product. We derive our revenue from fees charged to clients for services and income earned from investing payroll tax funds. See “The Companies — ProBusiness.”

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Telephone: (973) 974-7849

      ADP is one of the largest providers of computerized transaction processing, data communication and information services in the world. ADP’s employer services offer a comprehensive range of payroll, human resources, benefits administration, time and attendance, tax filing and reporting, professional employer organization, compliance management and retirement plan services to employers in the United States, Canada, Europe and Latin America. ADP’s brokerage services provide securities transaction processing, broker productivity applications and investor communication services to the financial services industry. ADP’s dealer services provide e-business and integrated computing solutions for motor vehicle retailers and their manufacturers worldwide. ADP’s claims services offer a broad line of claims information products to property and casualty insurance companies, claim adjusters, repair shops and auto parts recycling facilities. See “The Companies — ADP.”

ADP Merger Corp.
One ADP Boulevard
Roseland, NJ 07068-1728
Telephone: (973) 974-7849

      ADP Merger Corp. is a Delaware corporation and an indirect wholly owned subsidiary of ADP. ADP Merger Corp. was organized solely for the purpose of entering into the merger agreement with ProBusiness and completing the merger and has not conducted any business operations. See “The Companies — ADP Merger Corp.”

Merger Consideration

      If the merger is completed:

•	You will receive $17.00 in cash, without interest, in exchange for each share of our common stock that you own.

•	You will receive $26.50 in cash, without interest, in exchange for each share of our preferred stock that you own (including accrued but unpaid dividends payable in shares of preferred stock).

      After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a ProBusiness stockholder. Our stockholders will receive the merger consideration after exchanging their ProBusiness stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after the completion of the merger.

      See “The Merger — Merger Consideration.”

Treatment of Stock Options

      Upon completion of the merger, each outstanding option to purchase our common stock with an exercise price less than $17.00 will be canceled and the holder of that option will be entitled to receive a one-time cash payment equal to the number of shares of our common stock subject to the option (whether vested or unvested), multiplied by the difference, if any, between $17.00 and the per share exercise price of the option. For example, if you have an option to purchase 100 shares of our common stock at an exercise price of $10.00 per share, you will be entitled to receive a one-time cash payment of $700.00 (the difference between $17.00 and $10.00 multiplied by 100).

      Each outstanding option to purchase our common stock with an exercise price equal to or greater than $17.00 will be canceled without payment.

      See “The Merger — Effect On Awards Outstanding Under ProBusiness’ Stock Plans — Stock Options.”

Market Price and Dividend Data

      Our common stock is listed on The Nasdaq National Market under the symbol “PRBZ”. On January 3, 2003, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $10.26. On February 14, 2003, the last full trading day prior to the date of this proxy statement, our common stock closed at $15.20. See “ Market Price and Dividend Data.”

Reasons for the Merger

      Our board of directors approved the merger based on a number of factors, including a number of positive factors, which include the following:

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock;

•	the fact that the $17.00 per share to be paid to the holders of common stock as the consideration in the merger represents a premium of approximately 66% over the closing price of ProBusiness’ common stock on the last full trading day prior to the public announcement of the execution of the merger agreement and a 77 % premium over the average closing price of the shares for the 30 trading days prior to such announcement (as described below in “— Opinion of Goldman Sachs”);

•	the financial presentation of Goldman, Sachs & Co. on January 3, 2003 and the opinion of Goldman Sachs delivered on January 5, 2003 to our board of directors, subsequently confirmed by delivery of a written opinion dated January 5, 2003, to the effect that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth in the written opinion, the $17.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders (the full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B to the proxy statement);

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, the termination fee and the treatment of outstanding options;

•	the fact that we may respond in the manner provided in the merger agreement to certain unsolicited acquisition proposals (as described below in “The Merger Agreement — No Solicitation”) that our board of directors determines in good faith constitute or are reasonably likely to lead to a superior offer, and we may terminate the merger agreement under certain circumstances to enter into a superior offer (as described below in “The Merger Agreement — Termination”);

•	that, under the terms of the merger agreement, ADP must pay us a $25 million termination fee if the merger agreement is terminated in certain limited circumstances; and

•	the effect of the stockholder support agreement signed by Thomas H. Sinton and parties related to him and the stockholder support agreement signed by entities affiliated with General Atlantic Partners, LLC, who together with Mr. Sinton and the parties related to him are our largest stockholders.

      In approving the merger, our board of directors also took into account a number of negative factors, including the following:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on demand for our services, our operating results and stock price, our relationships with strategic partners and our ability to retain key management, sales and marketing and technical personnel;

•	the costs, potential length and risks of the regulatory review process;

•	that, under the terms of the merger agreement, we must pay ADP a $25 million termination fee if the merger agreement is terminated in certain limited circumstances; and

•	our stockholders would not participate in any future increase in our value.

      See “The Merger — Reasons for the Merger and Board of Directors’ Recommendation.”

Recommendation to Stockholders

      Our board of directors has unanimously:

•	determined that the merger agreement and the transactions contemplated by it are advisable and fair to, and are in our and your best interest and declared the merger to be advisable;

•	approved and adopted the merger agreement and the transactions contemplated by it, including the merger and the stockholder support agreements and the transactions contemplated by the stockholder support agreements; and

•	recommended that our stockholders vote for the adoption and approval of the merger agreement and approval of the merger.

      See “The Merger — Reasons for the Merger and Board of Directors’ Recommendation.”

Opinion of Financial Advisor

      Goldman, Sachs & Co., or Goldman Sachs, delivered its opinion to our board of directors that, as of January 5, 2003, based upon and subject to the factors and assumptions set forth in the written opinion, the $17.00 per share in cash to be received by holders of the outstanding shares of our common stock under the merger agreement is fair from a financial point of view to such holders.

      The full text of the written opinion of Goldman Sachs, dated January 5, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Our common stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of our stock should vote with respect to such transaction.

The Special Meeting of ProBusiness’ Stockholders

      Time, Date and Place. A special meeting of our stockholders will be held on Thursday, March 20, 2003, at 10:00 a.m., local time, at the ProBusiness corporate headquarters, 4125 Hopyard Road, Pleasanton, California, to consider and vote upon a proposal to adopt the merger agreement.

      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock or preferred stock at the close of business on February 4, 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock and approximately 1.04 votes at the special meeting for each share of our preferred stock you owned at the close of business on the record date. There are 28,644,287 shares of our common stock 1,132,075 shares of our preferred stock entitled to be voted at the special meeting.

      Required Vote. The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of shares representing a majority of the voting power outstanding at the close of business on the record date.

      Share Ownership of Directors and Management. As of the close of business on the record date, our directors and executive officers and their affiliates own approximately 29% of the shares entitled to vote at the special meeting.

      See “The Special Meeting.”

Stockholder Support Agreements

      Thomas H. Sinton, our Chairman, President and Chief Executive Officer and parties affiliated with him, as well as entities affiliated with General Atlantic Partners, LLC, who as a group is our largest stockholder, and who together with Mr. Sinton and the parties affiliated with him held 8,453,043 shares of common and preferred stock, representing approximately 29% of the voting power as of the date of the merger agreement, have entered into stockholder support agreements and have agreed, among other things, to vote their shares for the approval and adoption of the merger agreement and approval of the merger. See “Stockholder Support Agreements.”

Interests of ProBusiness’ Directors and Management in the Merger

      When considering the recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from your interests, including, among others:

•	certain of our directors and executive officers hold options to purchase our common stock which will be treated the same as all options held by other persons;

•	existing indemnification arrangements and insurance for our current and former directors and officers will be continued if the merger is completed;

•	entities affiliated with one of our directors holds shares of our preferred stock, and will, in accordance with our certificate of incorporation and pursuant to the merger agreement, be entitled to receive $26.50 in cash for each share of preferred stock held by them (including accrued but unpaid dividends payable in shares of preferred stock);

•	our executive officers will be entitled to severance payments and continuation of certain health benefits for 18 months in the event their employment is terminated under certain circumstances after the closing of the merger; and

•	our executive officers will receive bonus and retention payments if the merger is completed.

      See “The Merger — Interests of ProBusiness’ Directors and Management in the Merger.”

Conditions to the Merger

      The obligations of each of ProBusiness and ADP to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement, including, among others:

•	the holders of ProBusiness stock representing a majority of the voting power must have voted in favor of approving and adopting the merger agreement and approving the merger; and

•	the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated.

      See “The Merger — Conditions to the Merger.”

Termination of the Merger Agreement

      Each of ProBusiness and ADP is entitled to terminate the merger agreement under specified conditions, including, among others:

•	mutual written consent of the parties;

•	by either ADP or us, if the merger is not completed by May 31, 2003, or, under certain circumstances, September 30, 2003 so long as the party seeking to terminate did not prevent the consummation of the merger by failing to perform any of its obligations under the merger agreement (which failure to perform constitutes a material breach of the merger agreement);

•	by either ADP or us, if a court or government entity issues a final and nonappealable order that prohibits the merger;

•	by either ADP or us, if our stockholders do not vote in favor of adopting the merger agreement, provided that we cannot terminate the merger agreement if the failure to obtain stockholder approval was caused by our action or failure to act and such action or failure to act constitutes a material breach of the merger agreement;

•	by either ADP or us upon certain breaches of the merger agreement which breach (a) would give rise to the failure of any condition to the closing of the merger or (b) could not be cured or are not curable prior to May 31, 2003 or September 30, 2003, as applicable, through the exercise of reasonable efforts by the breaching party as long as such efforts continue to be exercised throughout such period;

•	by ADP, if prior to obtaining stockholder approval, our board of directors or any of its committees withdraws or modifies in a manner adverse to ADP its recommendation in favor of the merger, fails to continue to include its recommendation in favor of the merger in this proxy statement, or approves or recommends any other acquisition proposal or if, within ten (10) business days after a competing tender or exchange offer is first published, we have not sent to our stockholders a statement that our board of directors recommends the rejection of such offer;

•	by us, if any litigation or proceeding is pending or has been threatened to be instituted which in the good faith judgment of our board of directors is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or impairing the benefits of the transactions contemplated by the merger agreement; or

•	by us, if prior to obtaining stockholder approval, we receive an unsolicited superior offer and we provide ADP with written notice of such offer and that we intend to terminate the merger agreement. We may not, however, terminate the merger agreement if, within three business days after receiving the required notice from us, ADP offers to amend the merger agreement and our board of directors determines, in good faith, that the merger agreement as amended would be more favorable to our stockholders than the other offer.

      See “The Merger — Termination of the Merger Agreement.”

Expenses and Termination Fees

      The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses.

      We will pay ADP a fee of $25 million, in the event the merger agreement is terminated in certain limited circumstances. ADP will pay us a fee of $25 million, in the event the merger agreement is terminated in certain limited circumstances.

Limitation on Considering Other Acquisition Proposals

      We have agreed that neither we nor any of our subsidiaries nor any of our respective officers, directors, agents and representatives nor any party to a stockholder support agreement will, and we will use our reasonable efforts to cause the other employees and affiliates of us and our subsidiaries not to, consider any acquisition proposal with another party while the merger agreement is pending. Nevertheless, at any time prior to obtaining stockholder approval, we may consider an acquisition proposal with another party if the other party has made an unsolicited, bona fide written offer to our board of directors that our board of directors has in good faith concluded is, or is reasonably likely to result in the purchase of a majority of our outstanding shares of capital stock or all or substantially all of our assets on terms more favorable to our stockholders from a financial point of view than the terms of the merger, the conditions to the consummation of the transaction are reasonably capable of being satisfied and financing is then committed or in the good faith judgment of our board of directors is reasonably available. See “The Merger Agreement — No Solicitation.”

Accounting Treatment

      The merger will be accounted for as a “purchase transaction” for financial accounting purposes. See “The Merger — Accounting Treatment.”

Regulatory Matters

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. ADP and we each filed the required notification and report forms on January 15, 2003. On February 14, 2003, the Department of Justice requested additional information and documentary material in connection with its review of the merger. We and ADP plan to respond promptly to such request. See “The Merger — Regulatory Matters.”

Appraisal Rights

      Our stockholders have the right under Delaware law to dissent from the approval of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting ProBusiness stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting ProBusiness stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. You are encouraged to read these provisions carefully and in their entirety. Under stockholder support agreements with ADP, certain entities affiliated with General Atlantic Partners, LLC (the holders of 100% of our outstanding preferred stock) and Thomas H. Sinton and parties affiliated with him have agreed to waive and prevent the exercise of any rights of appraisal or rights of dissent they may have in connection with the merger. See “The Merger — Appraisal Rights.”

MARKET PRICE AND DIVIDEND DATA

      Our common stock is included in The Nasdaq National Market under the symbol “PRBZ”. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on The Nasdaq National Market.

	ProBusiness Common Stock

	High	Low

Year ended June 30, 2001
First Quarter	$31.30	$17.25
Second Quarter	$35.69	$25.56
Third Quarter	$33.38	$20.06
Fourth Quarter	$26.55	$20.50
Year ended June 30, 2002
First Quarter	$29.57	$12.52
Second Quarter	$21.96	$14.22
Third Quarter	$23.00	$15.88
Fourth Quarter	$21.49	$12.50
Year ending June 30, 2003
First Quarter	$14.95	$5.57
Second Quarter	$11.28	$4.84
Third Quarter (through February 14, 2003)	$16.65	$9.86

      The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq National Market on January 3, 2003, the last full trading day before the public announcement of the proposed merger, and on February 14, 2003, the latest practicable trading day before the printing of this proxy statement:

ProBusiness Common
Stock Closing Price

January 3, 2003	$10.26
February 14, 2003	$15.20

      We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, our common stock will not be traded on any public market. Our preferred stock has never been traded on any public market.

THE SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting or any adjournment or postponement thereof.

Date, Time and Place

      We will hold the special meeting at our corporate headquarters, 4125 Hopyard Road, Pleasanton, California, 94588 at 10:00 A.M., local time, on Thursday, March 20, 2003.

Purpose of Special Meeting

      At the special meeting, we will ask our stockholders to adopt the merger agreement. Our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and are in our and your best interest and declared the merger to be advisable and approved and adopted the merger agreement and approved the transactions contemplated by it. Our board of directors unanimously recommends that our stockholders vote FOR the adoption and approval of the merger agreement and approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

      Stockholders of record at the close of business on February 4, 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 28,644,287 shares of our common stock were issued and outstanding and held by approximately 3,495 holders of record and 1,132,075 shares of our preferred stock were issued and outstanding and held by entities affiliated with General Atlantic Partners, LLC. Each stockholder is entitled to one vote for each share of common stock and approximately 1.04 votes for each share of preferred stock held on February 4, 2003 at the special meeting on the proposal to approve and adopt the merger agreement and approve the merger. The presence at the special meeting, either in person or by proxy, of the holders of our outstanding shares comprising a majority of the voting power outstanding on the record date shall constitute a quorum for the transaction of business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

      The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of our outstanding shares that constitute a majority of the voting power outstanding on the record date. If a ProBusiness stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the approval and adoption of the merger agreement and approval of the merger.

Voting by ProBusiness’ Directors, Executive Officers and Certain Stockholders

      At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 7,491,721 shares of our common stock and 1,132,075 shares of our preferred stock, which represented approximately 29% of the outstanding voting power. Under the terms of stockholder support agreements entered into in conjunction with the merger agreement, Thomas H. Sinton, our Chairman, President and Chief Executive Officer and parties affiliated with him, as well as entities affiliated with General Atlantic Partners, LLC, who as a group is our largest stockholder, and who together with Mr. Sinton and the parties affiliated with him held a total of 7,320,968 shares of common stock and 1,132,075 shares of preferred stock, which together represent approximately 29% of our voting stock as of the record date, have agreed to vote their shares for the approval and adoption of the merger agreement and approval of the merger.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and approval of the merger.

      Shares of our common stock and preferred stock represented at the special meeting but not voting, including shares of our preferred stock and common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the approval and adoption of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a ProBusiness stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the approval and adoption of the merger agreement and approval of the merger. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the approval and adoption of the merger agreement and approval of the merger.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve and adopt the merger agreement and approve the merger will be voted in favor of any such adjournment or postponement.

      We do not expect that any matter other than the proposal to approve and adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time before it is voted by:

•	delivering to our Corporate Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Corporate Secretary bearing a later date; or

•	appearing at the special meeting and voting in person.

      Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You can also change your vote by voting by telephone or over the Internet at a later time. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

      All costs of solicitation of proxies will be borne by us. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation for a fee of $5,500, plus reimbursement of reasonable expenses. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail or vote over the Internet or by telephone without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. In addition, certain of our directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone, letter or facsimile.

      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock and preferred stock certificates will be mailed to our stockholders promptly after completion of the merger.

THE COMPANIES

ProBusiness

      We are a leading provider of comprehensive administrative outsourced services to large employers nationwide, providing solutions that include corporate employee payroll processing, payroll tax filing and other critical human resources, or HR, and benefits functions. Our comprehensive and integrated outsourced payroll processing and tax filing solution has expanded to include a multitude of other similarly integrated products including payroll administration, HR Service and benefits administration, including the enrollment and processing of flexible benefits plans and COBRA benefits, and Web self-service solutions for employers which allow employees to access personal information and perform routine administrative tasks online. These services are combined into a technology platform combining sophisticated transaction processing and Internet-enabled workstations to form a comprehensive HR outsourcing product. We derive our revenue from fees charged to clients for services and income earned from investing payroll tax funds.

      As a leading provider of comprehensive payroll processing and tax filing services, during FY2002, we processed over 40.2 million paychecks for employees, filed over 4.2 million Form W-2s with the Internal Revenue Service and managed approximately $900 million in average daily balances from payroll tax funds invested. Our services and technology platform are integrated with the client’s existing in-house and third-party processing systems, thereby assuming one or more of the client’s HR administrative functions and creating what we believe to be a highly differentiated and client-driven solution. This allows our clients to streamline their administrative processes, including the elimination of complex and costly functions, while ensuring the use of industry-wide best practices. By leveraging our significant scale, experience and depth of cross-functional skills, our clients achieve higher levels of service and efficiency.

      We were incorporated in California in October 1984 and reincorporated in Delaware in September 1997. Our executive offices are located at 4125 Hopyard Road, Pleasanton, California 94588, and our telephone number is (925) 737-3500. Additional information regarding ProBusiness is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

ADP

      ADP is one of the largest providers of computerized transaction processing, data communication and information services in the world. ADP’s employer services offer a comprehensive range of payroll, human resources, benefits administration, time and attendance, tax filing and reporting, professional employer organization, compliance management and retirement plan services to employers in the United States, Canada, Europe and Latin America. ADP’s brokerage services provide securities transaction processing, broker productivity applications and investor communication services to the financial services industry. ADP’s dealer services provide e-business and integrated computing solutions for motor vehicle retailers and their manufacturers worldwide. ADP’s claims services offer a broad line of claims information products to property and casualty insurance companies, claim adjusters, repair shops and auto parts recycling facilities.

      Additional information regarding ADP is contained in ADP’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

ADP Merger Corp.

      ADP Merger Corp. is a Delaware corporation and an indirect wholly owned subsidiary of ADP. ADP Merger Corp. was organized solely for the purpose of entering into the merger agreement with ProBusiness and completing the merger and has not conducted any business operations.

THE MERGER

Background to the Merger

      In November 2001, Mr. Sinton was contacted by Mr. Arthur Weinbach, Chairman and Chief Executive Officer of ADP, by telephone to set up a meeting to introduce himself and Mr. Gary Butler, President and Chief Operating Officer of ADP. This led to a face-to-face meeting in New York on February 27, 2002 between Mr. Sinton, Mr. Weinbach and Mr. Butler. No business combination was discussed at this time.

      In April 2002, Mr. Russell Fradin, Group President of ADP, called Mr. Sinton and they discussed setting up a meeting in person to discuss a possible business combination. This meeting was held in New York on May 6, 2002 between Mr. Sinton, Mr. Fradin and Mr. Butler.

      On May 6, 2002, prior to meeting with ADP, Mr. Sinton met with Mr. Hodgson (a member of our board of directors and a representative of General Atlantic Partners, LLC) and Mr. Readmond (a member of our board of directors) in New York and discussed strategic alternatives for us, including a possible merger with ADP. Later that day, Mr. Sinton met with Mr. Fradin and Mr. Butler of ADP to discuss the advantages of a business combination.

      On May 16, 2002, our board of directors held a special meeting. At that meeting, the board discussed our strategic plan and whether to consider a business combination with ADP. As part of this discussion, our general counsel advised the board as to its fiduciary duties under Delaware law. The board determined that it was in the best interests of our stockholders to continue as an independent public company, proceed with the company’s strategic plan and to not pursue a business combination at that time.

      On May 21, 2002, Mr. Sinton called Mr. Fradin and told him that our board was not interested in pursuing a business combination at that time.

      On July 23, 2002, Mr. Butler and Mr. Fradin contacted Mr. Hodgson and expressed an interest in entering into discussions regarding a possible sale of us to ADP. A representative of General Atlantic Partners, LLC was present with Mr. Hodgson and participated in this discussion. Mr. Hodgson agreed to communicate this indication of interest to Mr. Sinton.

      On July 24, 2002, Mr. Hodgson discussed ADP’s indication of interest with Mr. Sinton.

      On October 1, 2002, Mr. Sinton and Mr. Steven Klei, our Chief Financial Officer, contacted Goldman Sachs to discuss the possibility of engaging Goldman Sachs as our financial advisor to help us identify and evaluate strategic options.

      On October 9, 2002, Mr. Fradin contacted Mr. Hodgson by telephone. On this call, Mr. Fradin reiterated ADP’s interest in entering into discussions regarding a possible sale of us to ADP. Mr. Hodgson told Mr. Fradin that our board of directors was aware of ADP’s interest and would consider the advisability of such a business combination.

      On October 18, 2002, our board of directors held a regularly scheduled board meeting. At that meeting, our board conducted an intensive review of our business, competitive prospects and strategic alternatives, including the possibility of entering into a business combination with another company. The board concluded that while we could successfully continue as an independent public company, there were risks and uncertainties related to the execution of our strategic plan. Accordingly, the board approved management’s recommendation to engage Goldman Sachs as financial advisor to help us identify and evaluate strategic options.

      On October 22, 2002, we executed a letter agreement dated October 3, 2002 and engaged Goldman Sachs as our financial advisor in connection with the possible sale of all or a portion of us.

      During November 2002, Goldman Sachs contacted a number of companies to determine whether there was any interest in a potential strategic transaction with us. As a result of such efforts, it was determined to proceed with a bid process and we entered into confidentiality agreements with multiple companies. Following the execution of a confidentiality agreement, the companies were provided with preliminary due diligence materials regarding us and invited to submit a non-binding, preliminary proposal to acquire our outstanding stock. On or about November 25, 2002, written non-binding preliminary proposals were submitted and certain parties then engaged in additional due diligence and discussions with us regarding a potential transaction and were provided with a draft merger agreement prepared by Wilson Sonsini Goodrich & Rosati, Professional Corporation, or WSGR, our legal representatives.

      On November 27, 2002, our board of directors held a special meeting. At that meeting, representatives of Goldman Sachs gave an update on the discussions with various parties and then described in detail the non-binding preliminary proposals we had received. The board then discussed the strategic alternatives available to the company and decided to continue with the bid process.

      During December 2002, our representatives met in person and via telephone with the interested parties (including ADP) that were conducting due diligence reviews of the company with respect to a possible strategic transaction.

      On December 17, 2002, our board of directors held a regularly scheduled board meeting. At the meeting, the board received a report on our financial performance, business goals and objectives. Goldman Sachs gave an update of the bidding process and the feedback it had received from ADP and other bidders and the merits of the preliminary bids. The board then discussed the bid process and decided to continue with the bid process.

      On December 17, 2002, ADP communicated to us a non-binding indication of interest for $17 per common share. This expression of interest was subject to a variety of conditions, including the approval by ADP’s board of directors. After receiving this expression of interest, we provided further due diligence materials to ADP.

      During the remainder of December, our board had several informal discussions during which the directors considered the non-binding indication of interest from ADP.

      Representatives of Goldman Sachs participated in these discussions and reviewed the valuation metrics with the board. The directors authorized management to proceed with discussions with ADP with respect to a cash merger transaction based on the price in ADP’s indication of interest.

      On December 19, 2002, Paul Weiss Rifkind Wharton & Garrison, or Paul Weiss, ADP’s legal representatives, provided comments to WSGR on a draft merger agreement and negotiations commenced with respect to the terms of the merger agreement. ADP continued its due diligence review of us during this time.

      During the remainder of December 2002 and the first week of January 2003, representatives of ADP and us and their respective legal and financial advisors continued negotiating the terms of the merger agreement and ADP continued its due diligence review.

      On December 29, 2002, WSGR delivered to Paul Weiss a draft of the form of stockholder support agreement to be signed by certain of our stockholders concurrently with the execution of the merger agreement. ADP had determined to request stockholder support agreements from Thomas H. Sinton, our Chairman, President and Chief Executive Officer, and entities affiliated with General Atlantic Partners, LLC, our largest stockholders.

      Between December 29, 2002 and January 5, 2003, ADP negotiated the form of stockholder support agreement with counsel for General Atlantic Partners, LLC and with Thomas H. Sinton.

      On January 3, 2003, our board of directors held a special meeting. At the meeting, Mr. Sinton updated the board on the status of negotiations with ADP, including its final offer of $17.00 per share of common stock. Mr. Sinton also noted that ADP’s proposal was the best proposal that had been submitted to us during the bid process. A representative of WSGR discussed the board’s fiduciary duties in considering a strategic business combination and discussed the terms of the merger agreement and related documents. In addition, Goldman Sachs discussed the fairness from a financial point of view of the transaction contemplated by the merger agreement.

      On the morning of January 5, 2003, our board of directors held a special meeting. At the meeting, Mr. Sinton updated the board on the status of negotiations with ADP, including significant issues that remained unresolved.

      On the afternoon of January 5, 2003, the board reconvened the special meeting. A representative of WSGR provided an update on the status of the terms of the merger agreement, including remaining issues to be resolved. A representative of Goldman Sachs then reviewed with our board its financial analyses with respect to the proposed transaction. Following its presentation, Goldman Sachs delivered its oral opinion to our board of directors, later confirmed by a written opinion dated January 5, 2003, that as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the $17.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders. See “The Merger — Opinion of Goldman, Sachs & Co.” After extensive discussion and deliberation, our board of directors (1) determined that the merger agreement and the transactions contemplated by it are advisable and fair to, and are in ProBusiness’ and its stockholders best interest and declared the merger advisable and (2) approved and adopted the merger agreement and the transactions contemplated by it, including the merger and the stockholder support agreements and approved the transactions contemplated by the stockholder support agreements. (3) resolved to recommend that our stockholders approve and adopt the merger agreement and approve the merger, (4) authorized execution of the merger agreement, and (5) approved an amendment to our Amended and Restated Preferred Stock Rights Agreement to facilitate the merger.

      On the evening of January 5, 2003, the merger agreement and the stockholder support agreements were executed. Both parties issued separate press releases announcing the proposed merger before the opening of business on January 6, 2003.

Reasons for the Merger and Board of Directors’ Recommendation

      Reasons for the Merger. In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the then current financial market conditions, interest rate levels, general economic climate and historical market prices, volatility and trading information with respect to our common stock;

•	our financial condition, results of operations, businesses and strategic objectives;

•	other historical information concerning our business, financial performance and condition, operations, technology and competitive position;

•	our business and financial prospects if we were to remain an independent company;

•	increasing competition from software providers providing enhanced and broader offerings from vendors such as PeopleSoft Inc., SAP, Lawson Software Inc. and Oracle Corp.; and

•	increasing competition from full suite Human Resource Business Process Outsourcing (HR BPO) vendors, including Fidelity Employer Services, International Business Machines, Corp. (IBM), Accenture Ltd. Affiliated Computer Services Inc. (ACS) Electronic Data Systems Corp. (EDS), Mellon Financial Corp. and Hewitt Associates LLC.

      In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock;

•	the fact that the $17.00 per share to be paid to the holders of common stock as the consideration in the merger represents a premium of approximately 66% over the closing price of ProBusiness’ common stock on the last full trading day prior to the public announcement of the execution of the merger agreement and a 77% premium over the average closing price of the shares for the 30 trading days prior to such announcement (as described below in “— Opinion of Goldman Sachs”);

•	the financial presentation of Goldman, Sachs & Co. on January 3, 2003 and the opinion of Goldman Sachs delivered on January 5, 2003 to our board of directors, subsequently confirmed by delivery of a written opinion dated January 5, 2003, to the effect that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth in the written opinion, the $17.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders (the full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B to the proxy statement);

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, the termination fee and the treatment of outstanding options;

•	the fact that we may respond in the manner provided in the merger agreement to certain unsolicited acquisition proposals (as described below in “The Merger Agreement — No Solicitation”) that our board of directors determines in good faith constitute or are reasonably likely to lead to a superior offer, and we may terminate the merger agreement under certain circumstances to enter into a superior offer (as described below in “The Merger Agreement — Termination”);

•	that, under the terms of the merger agreement, ADP must pay us a $25 million termination fee if the merger agreement is terminated in certain limited circumstances; and

•	the effect of the stockholder support agreement signed by Thomas H. Sinton and parties affiliated with him and the stockholder support agreement signed by entities affiliated with General Atlantic Partners, LLC, who together with Mr. Sinton and the parties related to him are our largest stockholders.

      In approving the merger, our board of directors also took into account a number of negative factors, including the following:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on demand for our services, our operating results and stock price, our relationships with strategic partners and our ability to retain key management, sales and marketing and technical personnel;

•	the costs, potential length and risks of the regulatory review process;

•	that, under the terms of the merger agreement, we must pay to ADP a $25 million termination fee if the merger agreement is terminated in certain limited circumstances; and

•	our stockholders would not participate in any future increase in our value.

      During its consideration of the merger, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different from or in addition to those of our stockholders generally, as described in “The Merger — Interests of ProBusiness’ Directors and Management in the Merger.”

      The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

      Board of Directors Recommendation. After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and are in our and your best interest and declared the merger to be advisable and approved and adopted the merger agreement and the transactions contemplated by it. Our board of directors unanimously recommended that our stockholders vote for the approval and adoption of the merger agreement and approval of the merger.

Opinion of Goldman Sachs

      Goldman Sachs rendered its opinion to our board of directors that, as of January 5, 2003, and based upon and subject to the factors and assumptions set forth in the written opinion, the $17.00 per share in cash to be received by holders of the outstanding shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

      The full text of the written opinion of Goldman Sachs, dated January 5, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Our stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of our stock should vote with respect to such transaction.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	Annual Reports to our stockholders and our Annual Reports on Form 10-K for the four fiscal years ended June 30, 2002;

•	certain interim reports to our stockholders and our Quarterly Reports on Form 10-Q;

•	certain other communications from us to our stockholders; and

•	certain internal financial analyses and forecasts for ProBusiness prepared by our management.

      Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition, and future prospects of ProBusiness. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for ProBusiness with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the financial processing industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of ProBusiness or any of our subsidiaries. No evaluation or appraisal of the assets or liabilities of ProBusiness or any of its subsidiaries was furnished to Goldman Sachs.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 3, 2003, and is not necessarily indicative of current market conditions.

      Historical Stock Trading Analysis. Goldman Sachs analyzed the consideration to be received by holders of the shares of our common stock pursuant to the merger agreement in relation to the closing price on January 3, 2003 and the average closing market price of our common stock for selected periods through January 3, 2003.

      This analysis indicated that the price per share to be paid to our common stockholders pursuant to the merger agreement represented:

•	a premium of 65.7% based on the January 3, 2003, closing market price of $10.26 per share;

•	a premium of 68.8% based on the one-week average closing market price of $10.07 per share through January 3, 2003;

•	a premium of 77.2% based on the one-month average closing market price of $9.59 per share through January 3, 2003;

•	a premium of 96.4% based on the six-month average closing market price of $8.65 per share through January 3, 2003; and

•	a premium of 27.6% based on the one-year average closing market price of $13.32 per share through January 3, 2003.

      Illustrative Present Values of Implied Future Share Prices. Goldman Sachs performed analyses to determine the illustrative present value of our common stock as of January 2003, based on implied future share prices of our common stock as of June 2006. The analyses were based on our management’s projections.

      Goldman Sachs determined the implied future value of common stock prices by applying forward earnings multiples ranging from 10 times to 30 times to estimated earnings per share for fiscal year 2007 based on our management’s projections and assuming a range of compounded annual revenue growth rates of 7.5% to 15.0%. Goldman Sachs then applied a discount rate of 12.0% to the implied future common stock prices to determine the present value of these implied future common stock prices. Based on these assumptions Goldman Sachs derived theoretical illustrative present values ranging from $4.02 to $20.21 per share for the implied future common stock prices.

      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on ProBusiness. Goldman Sachs used our management’s projections of free cash flows for ProBusiness for the fiscal years 2003 through 2006 and calculated ranges of illustrative implied future equity values of ProBusiness in fiscal 2006 based on terminal multiples ranging from 10 times fiscal year 2007 estimated earnings to 30 times fiscal year 2007 estimated earnings. The annual future cash flows and these ranges of illustrative implied future equity values were then discounted to calculate ranges of illustrative implied present values per common share using discount rates ranging from 10.0% to 14.0%. This analysis indicated a range of illustrative implied present values for the shares of ProBusiness common stock of $6.60 to $21.39 per share.

      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for ProBusiness to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the financial processing industry:

•	Alliance Data Systems Corporation;

•	Automatic Data Processing, Inc.;

•	Ceridian Corporation;

•	Certegy Inc.;

•	ChoicePoint Inc.;

•	Concord EFS, Inc.;

•	First Data Corporation;

•	Fiserv, Inc.;

•	Global Payments Inc.;

•	InterCept, Inc.;

•	Jack Henry & Associates, Inc.; and

•	Paychex, Inc.

      Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations.

      Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of January 3, 2003, information it obtained from SEC filings and I/B/E/S International Inc., or IBES, estimates. The multiples and ratios of ProBusiness were also based on information provided by our management.

      With respect to the selected companies and ProBusiness, Goldman Sachs calculated:

•	Fully diluted levered market capitalization, which is the fully diluted market value of common equity using the treasury stock method plus the liquidation value of preferred stock, plus the book value of debt, less cash and cash equivalents, as a multiple of the last twelve months’ revenue;

•	Fully diluted levered market capitalization as a multiple of the last twelve months’ earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	Fully diluted levered market capitalization as a multiple of the last twelve months’ earnings before interest and taxes, or EBIT.

      The results of these analyses are summarized as follows:

Selected Financial
Fully Diluted Levered	Processing Companies		ProBusiness
Market Capitalization			Transaction
as a Multiple of:	Range	Median	Multiples

LTM Revenue	1.9x-10.8x	3.0x	2.7x
LTM EBITDA	9.0x-25.2x	11.5x	NM*
LTM EBIT	11.4x-28.6x	14.5x	NM*

*	In the last twelve months, we had negative EBITDA and EBIT

      Based on IBES median earnings per share estimates, Goldman Sachs also calculated the selected companies’ price to calendarized earnings ratio multiples and compared these ratios to the ratios for ProBusiness. The following table presents the results of this analysis:

Selected Financial
Processing Companies

Calendarized P/E Multiples	Range	Median	ProBusiness

2002	15.9x-38.2x	23.1x	NM
2003	13.7x-33.6x	20.3x	NM

      Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the financial processing industry since April 1998:

•	ABR Information Services, Inc./Ceridian Corporation;

•	Advantage Payroll Services, Inc./Paychex, Inc.;

•	HNC Software Inc./Fair, Isaac & Company, Inc.;

•	MoneyGram Payment Systems, Inc./Viad Corporation;

•	NOVA Corporation/U.S. Bancorp;

•	PMT Services, Inc./NOVA Corporation; and

•	USCS International, Inc./DST Systems, Inc.

      For each of the selected transactions, Goldman Sachs calculated the levered market capitalization as a multiple of the last twelve months’ revenues, EBITDA and EBIT; equity consideration as a multiple of projected net income; and the premium to the target’s average closing market price as of one day prior and one month prior to the announcement of the transaction, and compared these to the proposed transaction.

      The following table presents the results of this analysis:

Selected Transactions

	Range	Median	2.9x

Levered Market Capitalization as a Multiple of LTM Revenues	1.5x-7.7x	2.9x	2.7x
Levered Market Capitalization as a Multiple of LTM EBITDA	12.5x-42.0x	19.5x	NM
Levered Market Capitalization as a Multiple of LTM EBIT	19.8x-100.9x	32.2x	NM
Equity Consideration as a Multiple of Projected Net Income*	22.5x-38.9x	26.8x	NM
Premium to Market 1-Day Prior to Announcement	8.6%-53.1%	29.5%	65.7%
Premium to the Average Market Close 1-Month Prior to Announcement	24.4%-63.4%	39.2%	77.2%

*	Based on IBES median estimate of earnings for the fiscal year following the transaction

      Goldman Sachs also analyzed certain publicly available information relating to selected transactions in the technology industry between $250 and $600 million since January 2001. For each of the selected transactions, Goldman Sachs calculated the premium to the target’s average closing market price as of one day, one week and one month prior to the announcement of the transaction, and compared these to the proposed transaction.

      The following table presents the results of this analysis:

	Selected Transactions

	Range	Median	Proposed Transaction

Premium to Market 1-Day Prior to Announcement	8.3%-87.5%	38.5%	65.7%
Premium to the Average Market Close 1 Week Prior to Announcement	10.2%-80.1%	33.5%	68.8%
Premium to the Average Market Close 1 Month Prior to Announcement	2.3%-111.4%	49.2%	77.2%

      In addition, Goldman Sachs analyzed certain publicly available information relating to selected transactions in all industries between $250 and $600 million since February 2002. For each of the selected transactions Goldman Sachs calculated and compared the premium to the target’s average closing market price as of one day, one week and one month prior to the announcement of the transaction.

      The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction

	Range	Median

Premium to Market 1-Day Prior to Announcement	8.3%-72.3%	27.3%	65.7%
Premium to the Average Market Close 1 Week Prior to Announcement	7.0%-67.0%	23.3%	68.8%
Premium to the Average Market Close 1 Month Prior to Announcement	2.3%-66.6%	30.4%	77.2%

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ProBusiness or the contemplated transaction.

      Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view of the transaction contemplated by the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ProBusiness, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

      Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with ProBusiness having provided certain investment banking services to us from time to time, including having acted as our financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

      Our board of directors selected Goldman Sachs as our financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Goldman Sachs also has provided certain investment banking services to ADP from time to time. Goldman Sachs also may provide investment banking services to ADP in the future.

      Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of ProBusiness for its own account and for the account of customers.

      Pursuant to a letter agreement dated October 3, 2002 and signed by us on October 22, 2002, we engaged Goldman Sachs to act as our financial advisor in connection with the possible sale of all or a portion of us. Pursuant to the terms of this engagement letter, we agreed to pay Goldman Sachs a transaction fee of the greater of (i) 1.5% of the aggregate consideration paid in the transaction and (ii) $2,500,000. One hundred thousand dollars ($100,000) of this transaction fee was paid upon the execution of the engagement letter and the remainder is payable upon consummation of the transaction. In addition, we agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of ProBusiness’ Directors and Management in the Merger

      In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, your interests.

      Each such additional interest is described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally.

      Indemnification and Insurance. The merger agreement provides that all rights of indemnification and exculpation provisions in favor of our current or former directors or officers under our certificate of incorporation or bylaws and any of our existing indemnification agreements in effect as of the date of the merger agreement will be assumed. ADP has agreed to, and to cause ProBusiness as the surviving corporation to, fulfill and honor in all respects those obligations. The merger agreement further provides that for six years after the effective time of the merger, ADP will cause ProBusiness as the surviving corporation to maintain in effect our current policies of directors’ and officers’ liability insurance. ADP’s obligation to provide this insurance coverage is subject to a cap of 200% of the current annual premium paid by us for our existing insurance coverage. If ADP cannot maintain the existing insurance coverage without exceeding the 200% cap, ADP is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to the 200% cap. ADP, however, may satisfy its obligations by purchasing a “tail” policy under our existing directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms and conditions (including, coverage amounts) which are no less advantageous than those in effect on the date of the merger agreement.

      Stock Options. Options to purchase our common stock held by our executive officers and directors, like other options, will vest in full and be cancelled upon the completion of the merger in exchange for a cash payment equal to the excess, if any, of the $17.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of common stock subject to the option.

      Preferred Stock. As of December 31, 2002, entities affiliated with General Atlantic Partners, LLC owned 1,132,075 shares of our preferred stock (plus accrued but unpaid dividends payable in 203,545 additional shares of preferred stock). David C. Hodgson is one of our directors and is a managing member of General Atlantic Partners, LLC. Our certificate of incorporation provides that if a sales transaction (such as the merger) occurs, the holders of our preferred stock are entitled to elect to treat such event as a liquidation event and receive the liquidation amount stated in the certificate of incorporation prior to the holders of common stock receiving any consideration for their shares. The holders of our preferred stock are also entitled to receive dividends in the form of additional shares of our preferred stock. The holders of preferred stock have previously elected to deem the merger a liquidation event and are entitled to receive the stated liquidation amount, which is equal to the original preferred stock purchase price of $26.50 in cash for each share of preferred stock held by them (including accrued but unpaid dividends payable in shares of preferred stock).

      Employment Agreements. Messrs. Sinton, Bizzack, Blalock, Corcoran and Klei have entered into employment agreements with us. These agreements provide that each of the executive officers will receive a base salary and a bonus of up to a specified amount of base salary. These agreements also provide that employment is “at will”, but if employment is terminated without cause, the executive officer is entitled to a single, lump-sum payment equal to twelve (12) months of the executive officer’s salary and continuation of benefits for twelve (12) months.

      If, within eighteen (18) months of a “change of control” (which includes the merger), the executive officer’s employment with us is terminated in an “involuntary termination” (as defined in each employment agreement), then the executive officer is entitled to receive (in lieu of the 12-month severance benefits listed above) a single, lump-sum payment equal to eighteen (18) months of the executive officer’s salary, continuation of benefits for eighteen (18) months, and the payment of any earned but unpaid bonuses.

      Fiscal Year 2003 Bonus. Under our fiscal year 2003 bonus plan, we had previously agreed to pay bonuses to our executive officers and most of our other employees conditioned upon us meeting or exceeding certain targets for fiscal year 2003. In connection with the merger, we have agreed to pay these bonuses regardless of whether we meet or exceed our targets. Under the fiscal year 2003 bonus plan, Mr. Sinton will receive $114,000 and Messrs. Bizzack, Blalock, Corcoran and Klei will each receive $95,000 in July or August 2003, provided that they are still employees at such time. In the event an executive officer is terminated in an “involuntary termination” (as defined in each executive’s employment agreement) by us or our successor prior to the payment of the fiscal year 2003 bonus, the executive is entitled to receive a pro rata portion of the executive’s fiscal year 2003 bonus based on the portion of fiscal year 2003 that the executive is employed by us or our successor.

      Executive Retention Program. In connection with the merger, we established an executive retention program. Under the executive retention program, Messrs. Bizzack, Blalock and Klei may be eligible to receive cash bonuses for retention purposes following the merger. Provided that these executives are still employees at such times and that the merger has been consummated, $125,000 will be paid on December 31, 2003, $125,00 will be paid on June 30, 2004 and $250,000 will be paid on June 30, 2005. In the event one of these executives is terminated by us or our successor for reasons other than cause prior to the first anniversary of the closing of the merger, the executive will receive $250,000 under the executive retention program.

      Sabbatical Termination Plan. We had previously offered our employees (including our executive officers) a sabbatical program whereby an employee (including an executive officer) is eligible to six weeks of paid sabbatical leave for each four years of service. In connection with the merger, we are modifying the sabbatical program, effective only if the merger closes, to provide for some amount of cash payment to our employees (including our executive officers). We are currently finalizing the terms of this program. Under the sabbatical termination plan, the maximum amount Messrs. Bizzack, Blalock, Corcoran and Klei could be eligible to receive would be $28,900, $28,900, $13,700 and $28,900, respectively.

Other Recent Events

      Deferred Bonus Plan. We adopted deferred bonus plans in fiscal years 2001 and 2002 for our executive officers and some of our other senior employees. In December 2002, certain accrued but unpaid bonuses under the fiscal year 2001 and the fiscal year 2002 deferred bonus plan were accelerated and paid. Under the fiscal year 2001 bonus plan, Mr. Sinton received $75,300 and Messrs. Bizzack, Blalock, Klei and Corcoran each received $62,800. Under the fiscal year 2002 bonus plan, Mr. Sinton received $347,200 and Messrs. Bizzack, Blalock, Klei and Corcoran each received $240,400. No further amounts are payable to any of Messrs. Sinton, Bizzack, Blalock, Klei and Corcoran under the 2001 and 2002 deferred bonus plan.

      SmartTime, Inc. Mr. Sinton and certain affiliates of General Atlantic Partners, LLC are the principal owners of an interim holding company that is the principal stockholder of SmartTime, Inc. Mr. Sinton is our President, Chief Executive Officer and Chairman. Mr. Hodgson is a member of our board of directors and is a managing member of General Atlantic Partners, LLC, which together with certain of its affiliates owns more than 15% of our outstanding stock. Because Mr. Sinton is an officer and Mr. Sinton and Mr. Hodgson are each directors, transactions or relationships between SmartTime and us are entered into on an arms-length basis and are approved by our disinterested directors.

      In January 2003, our disinterested directors authorized management to enter into an agreement to license up to $650,000 of technology from SmartTime. On February 6, 2003, we entered into an agreement to license $320,000 of technology from SmartTime. The terms of such licenses have been negotiated on an arms-length basis and approved by our disinterested directors.

Appraisal Rights

      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

      Under stockholder support agreements with ADP, certain entities affiliated with General Atlantic Partners, LLC (the holders of 100% of our outstanding preferred stock) and Thomas H. Sinton and parties affiliated with him have agreed to waive and prevent the exercise of any rights of appraisal or rights of dissent they may have in connection with the merger.

      If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock and preferred stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on March 20, 2003. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the approval and adoption of the merger agreement and the approval of the merger. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to approve and adopt the merger agreement and approve the merger, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      A ProBusiness stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 4125 Hopyard Road, Pleasanton, California 94588, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its ProBusiness common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the ProBusiness shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, and we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs associated with this. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      ProBusiness stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “Material United States Federal Income Tax Consequences of the Merger.”

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any ProBusiness stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

      The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Form of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, ADP Merger Corp., an indirect wholly owned subsidiary of ADP and a party to the merger agreement, will merge with and into us. We will survive the merger as an indirect wholly owned Delaware subsidiary of ADP.

Merger Consideration

      Preferred Stock. At the effective time of the merger, in accordance with our certificate of incorporation, pursuant to the merger agreement and further to the election previously made by each entity affiliated with General Atlantic Partners, LLC (being the holders of 100% of our preferred stock), each share of preferred stock (including accrued but unpaid dividends payable in shares of preferred stock) will be converted into the right to receive $26.50 in cash, without interest. As of December 31, 2002, 1,132,075 shares of preferred stock were outstanding (plus accrued but unpaid dividends payable in 203,545 additional shares of preferred stock). Assuming the merger closed on December 31, 2002, the holders of our preferred stock would have received an aggregate payment of $35,393,930 for the shares of preferred stock held by them.

      Common Stock. At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by ADP or ADP Merger Corp. and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights”), will be converted into the right to receive $17.00 in cash, without interest.

      As of the effective time of the merger, all shares of our common stock and preferred stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock or preferred stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $17.00 in cash per share of common stock or $26.50 in cash per share of preferred stock (including accrued but unpaid dividends payable in shares of preferred stock). The price of $17.00 per share of common stock was determined through arm’s-length negotiations between ADP and us.

Conversion of Shares; Procedures for Exchange of Certificates

      The conversion of our common stock and preferred stock into the right to receive $17.00 and $26.50 per share in cash, without interest, respectively, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to each former ProBusiness stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock and preferred stock. You should not return stock certificates with the enclosed proxy.

      Upon surrender of a stock certificate representing shares of our common stock or preferred stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent, the holder of the certificate will be entitled to receive promptly from the exchange agent, on behalf of ADP, $17.00 in cash for each share of common stock represented by the stock certificate and $26.50 in cash for each share of preferred stock represented by the stock certificate, and that stock certificate will be canceled.

      In the event of a transfer of ownership of our common stock or preferred stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock and preferred stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to ADP that the tax has been paid or is not payable.

      No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock or preferred stock. The cash paid upon conversion of shares of our common stock and preferred stock will be issued in full satisfaction of all rights relating to the shares of our common stock and preferred stock.

      If your stock certificate has been lost, stolen or destroyed, the exchange agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by ADP or ProBusiness, as the surviving corporation in the merger, you must post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against us, ADP, ProBusiness, as the surviving corporation in the merger, or the exchange agent.

Effect On Awards Outstanding Under ProBusiness’ Stock Plans

      Stock Options. Upon completion of the merger, each outstanding option to purchase our common stock with an exercise price less than $17.00 will be canceled and the holder of that option will be entitled to receive a one-time cash payment equal to the number of shares of our common stock subject to the option (whether vested or unvested), multiplied by the difference between $17.00 and the per share exercise price of the option. For example, if you have an option to purchase 100 shares of our common stock at an exercise price of $10.00 per share, you will be entitled to receive a one-time cash payment of $700.00 (the difference between $17.00 and $10.00 multiplied by 100).

      Each outstanding option to purchase our common stock with an exercise price equal to or greater than $17.00 will be canceled without payment.

      Employee Stock Purchase Plan. Under the merger agreement, we must take all actions necessary to shorten all offering periods under our 2002 Employee Stock Purchase Plan such that all offering periods terminate immediately prior to the effective time of the merger. The 2002 Employee Stock Purchase Plan will terminate upon completion of the merger.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by ADP and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or such other date as we and ADP agree.

Delisting and Deregistration of ProBusiness’ Common Stock

      If the merger is completed, our common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934. There is no public market for our preferred stock.

Material United States Federal Income Tax Consequences Of The Merger

      This Section discusses the material United States federal income tax consequences of the merger to our stockholders whose shares of our common stock and preferred stock are surrendered in the merger in exchange for the right to receive cash consideration of $17.00 and $26.50 per share, respectively, or who receive cash in respect of dissenting shares of our stock. The discussion below applies only to our stockholders that hold our common stock or preferred stock as capital assets at the time of the merger, and the discussion may not apply to:

•	stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	investors in pass-through entities;

•	retirement plans and tax-exempt organizations;

•	stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

      The discussion below is based upon United States federal income tax laws or interpretations as in effect as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders.

      For United States federal income tax purposes, a ProBusiness stockholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the stockholder pursuant to the merger or in respect of a dissenting share, as the case may be, and the stockholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares converted in the merger or surrendered pursuant to the exercise of appraisal rights, as the case may be (i.e., shares acquired at the same cost in a single transaction). If at the time of the merger a non-corporate stockholder’s holding period for the shares of our stock is more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 20%. If the non-corporate stockholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

      For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

      Cash consideration received by our non-corporate stockholders in the merger or in respect of a dissenting share of our stock, as the case may be, may be subject to backup withholding at a 30% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the Internal Revenue Service.

      Holders of our stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

      United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated under the Act, acquisitions of a sufficient size, including the merger, may not be completed unless information has been furnished to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. Both ADP and ProBusiness filed the required notification and report forms on January 15, 2003. On February 14, 2003, the Department of Justice requested additional information and documentary material in connection with its review of the merger, which request will extend the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. We and ADP plan to respond promptly to such request.

      It is possible that the Antitrust Division of the Department of Justice or the Federal Trade Commission may choose to challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

      General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that ADP or ProBusiness will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions. We also cannot assure you that the required regulatory approvals will be obtained within the time frame contemplated by us or on terms that will be satisfactory to ADP and ProBusiness. See “The Merger Agreement — Conditions to the Completion of the Merger.”

Litigation

      On January 7, 2003, an action, Goldine vs. Hodgson, et al., was filed with the Superior Court of the State California for the County of Alameda. In this action, the plaintiff named as defendants our board of directors. ProBusiness is not a named defendant in the action. The complaint asserts claims on behalf of our public stockholders who are similarly situated with the plaintiff. Among other things, the complaint alleges that the members of our board of directors have breached their fiduciary duties to our stockholders and that our directors engaged in self-dealing in connection with approval of the merger. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger. We believe that the allegations are without merit and the members of our board of directors intend to vigorously contest the action.

THE MERGER AGREEMENT

      The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The Merger Agreement

      Conditions to the Completion of the Merger. The obligations of each of ProBusiness and ADP to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement, which include the following:

      ADP and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of ProBusiness stock representing a majority of the voting power must have voted in favor of approving and adopting the merger agreement and approving the merger;

•	the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement (whether temporary, preliminary or permanent) which is in effect and has the effect of making the merger illegal or otherwise prohibits the completion of the merger, provided that prior to invoking this condition, the party so invoking it has complied with its obligation under the merger agreement to use its reasonable best efforts to complete the merger; and

•	all required consents or approvals from governmental entities necessary to complete the merger must have been obtained.

      In addition, ADP will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties qualified by the phrase “material adverse effect” must be true and correct (as so qualified) and our representations and warranties that are not so qualified must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except:

•	with respect to representations and warranties that by their terms speak as of a specified date must have been true and correct as of such date;

•	those representations and warranties not qualified by the phrase “material adverse effect” in each case, or in the aggregate with other representations and warranties that are not qualified by such phrase, do not constitute a material adverse effect on us (it being understood that, for purposes of determining the accuracy of representations and warranties not qualified by the phrase “material adverse effect”, all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded); and

•	for changes contemplated by the merger agreement.

•	we must have performed or complied in all material respects all obligations required to be performed or complied with by us under the merger agreement at or prior to the closing of the merger; and

•	there must not be any suit or proceeding by any governmental entity that would result in ADP being required to execute or carry out agreements or submitting to legal requirements providing for:

•	a material license, material sale or other material disposition of any assets or categories of assets that are material to the combined business of ADP’s employer services business and ProBusiness;

•	the holding separate of our capital stock; or

•	any material limitation on the ability of us, ADP or any of our or their subsidiaries to own the assets of us or ADP’s employer services business or to acquire, hold or exercise full rights of ownership of our business or on the ability of ADP to conduct the combined business of ADP’s employer services business and ProBusiness, which would be reasonably likely to materially adversely impact the benefits expected to be derived by ADP and its subsidiaries (on a combined basis with us and our subsidiaries) as a result of the transactions contemplated by the merger agreement or would reasonably be likely to materially adversely affect ADP and its subsidiaries (on a combined basis with us and our subsidiaries) following the merger.

      We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of ADP and ADP Merger Corp. qualified by the phrase “material adverse effect” must be true and correct (as so qualified) and their representations and warranties that are not so qualified must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except:

•	with respect to representations and warranties that by their terms speak as of a specified date must have been true and correct as of such date;

•	those representations and warranties not qualified by the phrase “material adverse effect” in each case, or in the aggregate with other representations and warranties that are not qualified by such phrase, do not constitute a material adverse effect on ADP (it being understood that, for purposes of determining the accuracy of representations and warranties not qualified by the phrase “material adverse effect”, all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded); and

•	for changes contemplated by the merger agreement.

•	each of ADP and ADP Merger Corp. must have performed or complied in all material respects all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing of the merger.

      Material Adverse Effect. Several of our representations and warranties in the merger agreement are qualified by reference to whether the item in question has a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole. However, the following will not be deemed to constitute a material adverse effect and will not be taken into account in determining whether there has been a material adverse effect on us:

•	any change, event, violation, inaccuracy, circumstance or effect resulting from:

•	compliance with the terms and conditions of the merger agreement;

•	the announcement or pendency of the merger (including loss of personnel or clients; actions by clients or competitors; or the delay or cancellation of orders for services and products);

•	changes affecting any industry in which we operate or the U.S. economy generally;

•	changes affecting general worldwide economic or capital market conditions;

•	investments by us in any other person made in accordance with our investment policy;

•	changes in laws after the date of the merger agreement; or

•	an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism;

•	resulting from any failure to meet revenue or earnings projections; or

•	resulting from any change in our stock price or trading volume.

      No Solicitation of Transactions by ProBusiness. Except as set forth below, we have agreed that neither we nor our subsidiaries nor any of our respective officers, directors, agents and representatives, nor any party to a stockholder support agreement will, and we shall use our reasonable efforts to cause other employees or affiliates of us or our subsidiaries not to (nor will we authorize any of them to), directly or indirectly:

•	solicit, initiate, knowingly facilitate or induce any inquiry with respect to any acquisition proposal;

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal, unless, prior to obtaining stockholder approval of the merger agreement, our board of directors has concluded in good faith, after consultation with its outside legal counsel, that such recommendation is required by its fiduciary obligations to its stockholders under Delaware law; or

•	enter into any letter of intent or similar document or any contract or commitment contemplating or otherwise relating to any acquisition proposal.

      The merger agreement, however, does provide that, at any time prior to obtaining the stockholder approval of the merger agreement, our board of directors may, in response to a bona fide written acquisition proposal from a third party that our board of directors has in good faith concluded (after consultation with our outside legal counsel and our financial advisor), is, or is reasonably likely to result in, a superior offer, that was unsolicited and did not otherwise result from a breach of the no solicitation provisions of the merger agreement, we may:

•	furnish nonpublic information to the third party making the acquisition proposal pursuant to a confidentiality agreement which is substantially similar to the confidentiality agreement entered into between ADP and us, provided that all such information is contemporaneously provided to ADP;

•	engage in discussions or negotiations with the third party making the acquisition proposal regarding such proposal, provided that we contemporaneously give ADP oral and written notice of our intent to enter into such negotiations; and

•	upon the termination of the merger agreement, approve or recommend, or propose to approve or recommend, any superior offer.

      We have agreed to promptly advise, orally and in writing, ADP of any acquisition proposal or any request for nonpublic information or inquiry which we reasonably believe would lead to an acquisition proposal, the terms and conditions of such acquisition proposal (and any material amendments to the acquisition proposal) and the identity of the person making the acquisition proposal, request or inquiry.

      Under the merger agreement the term:

•	“acquisition proposal” means any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving:

•	any purchase of more than fifteen percent of our or our subsidiaries total outstanding voting securities by any person or group or any tender offer or exchange offer that would result in any person or group owning fifteen percent or more of our or our subsidiaries total outstanding voting securities;

•	any merger, consolidation, business combination or similar transaction involving our company or any of our subsidiaries;

•	the sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent our assets; or

•	any liquidation or dissolution of our company; and

•	“superior offer” means a bona fide, written and unsolicited offer made by any person (other than ADP or any of its subsidiaries) to acquire, directly or indirectly, all or substantially all of our assets or a majority of our total outstanding voting securities:

•	on terms which our board of directors in good faith (after consultation with our outside legal counsel and our financial advisor) concludes is more favorable to our stockholders from a financial point of view than the terms of the merger;

•	the conditions to completion of the superior offer are reasonably capable of being satisfied; and

•	the financing for the superior offer is then committed or in the good faith judgment of our board of directors (after consultation with our financial advisor) reasonably available.

      We may approve or recommend, or propose to approve or recommend, a superior offer and enter into any agreement with respect to a superior offer, if we terminate the merger agreement as described under “— Termination” below and promptly pay the $25 million termination fee to ADP.

      The merger agreement provides that, neither our board of directors nor any committee of our board may withhold, withdraw, or amend the recommendation that our stockholders vote for the adoption of the merger agreement, unless our board of directors concludes (after consultation with our outside legal counsel and our financial advisor) in good faith that such action is required by its fiduciary obligations to stockholders under Delaware law.

      Termination. ADP and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of ADP and us;

•	by either ADP or us, if the merger is not completed by May 31, 2003 (which date will be extended to September 30, 2003, in the event that all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the merger have not expired or been terminated by May 31, 2003), provided that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the merger to be completed by the applicable termination date and that action or failure to act constitutes a material breach of the merger agreement;

•	by either ADP or us, if any court or government entity has issued a final and non-appealable order that prohibits the merger;

•	by either ADP or us, if our stockholders do not vote in favor of adopting the merger agreement, provided that we cannot terminate the merger agreement if the failure to obtain stockholder approval was caused by our action or failure to act and such action or failure to act constitutes a material breach of the merger agreement;

•	by either ADP or us upon certain breaches of the merger agreement which breach (a) would give rise to the failure of any condition to the closing of the merger or (b) could not be cured or are not curable prior to May 31, 2003 or September 30, 2003, as applicable, through the exercise of reasonable efforts by the breaching party as long as such efforts continue to be exercised throughout such period;

•	by ADP, if prior to obtaining stockholder approval, our board of directors or any of its committees withdraws or modifies in a manner adverse to ADP its recommendation in favor of the merger, fails to continue to include its recommendation of the merger in this proxy statement, approves or recommends any other acquisition proposal or if, within ten (10) business days after a competing tender or exchange offer is first published, we have not sent to our stockholders a statement that our board of directors recommends the rejection of such offer;

•	by us, if any litigation or proceeding is pending or has been threatened to be instituted by any person or governmental body, which in the good faith judgment of our board of directors is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or impairing the benefits of the transactions contemplated by the merger agreement;

•	by us, if prior to obtaining stockholder approval, we receive a superior offer and we provide ADP with written notice of such offer and that we intend to terminate the merger agreement. We may not, however, terminate the merger agreement if, within three business days after receiving the required notice from us, ADP offers to amend the merger agreement and our board of directors determines, in good faith, that the merger agreement as amended would be more favorable to our stockholders than the other offer.

      Conduct of Business Pending the Merger. Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain ADP’s written consent (and ADP’s decision with respect to that consent may not be unreasonably delayed) we will and will cause each of our subsidiaries to carry on our and their businesses, including but not limited to matters related to our investment policy, in all material respects, in the ordinary course, consistent with past practice, and shall use our commercially reasonable efforts to preserve intact our and their business, organization and relationships with third parties and to keep available the services of our and their officers and employees. In addition, we have agreed that, among other things and subject to certain exceptions, neither we nor any of our subsidiaries may, without ADP’s written consent (and ADP’s decision with respect to that consent may not be unreasonably delayed):

•	enter into any new line of business material to us and our subsidiaries taken as a whole;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than the payment of accrued but unpaid quarterly dividends payable in shares of preferred stock to the holders of our preferred stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock or the capital stock of our subsidiaries, except repurchases of unvested shares at cost in connection with the termination of our or any of our subsidiaries relationship with any service provider pursuant to existing stock option or stock purchase plans in effect on the date of the merger agreement or entered into in compliance with the merger agreement;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, voting debt or any securities convertible into shares of capital stock or voting debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments of any character obligating us to issue any such securities or rights, other than: (A) issuances of our common stock upon the exercise of options existing on the date of the merger agreement in accordance with their present terms or granted pursuant to clause (D) below, (B) issuance of shares of our common stock to participants in our purchase plans pursuant to the terms of such plans under existing agreements, (C) issuances of our common stock upon the exercise of other options, warrants or other rights outstanding on the date of the merger agreement in accordance with their present terms (including cashless exercises), and (D) grants of stock options to acquire our common stock granted on or after February 14, 2003 under our stock option plans in the ordinary course of business in connection with annual compensation reviews, promotions or new hires, provided that not more than 75,000 shares of our common stock (net of cancellations) can be issued in each three month period commencing on February 14, 2003;

•	cause, permit or propose any amendment to our certificate of incorporation or bylaws or the certificate of incorporation or bylaws of any of our subsidiaries;

•	acquire or agree to acquire any business or division of a third party or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to our business;

•	enter into any joint ventures, strategic partnerships or alliances that are material to any of our divisions or business units;

•	sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material, individually or in the aggregate, to our business, except in the ordinary course of business consistent with past practice or disclosed in our SEC filings;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than: (A) loans or investments by us or a subsidiary to us or in us or any wholly-owned subsidiary of us, (B) employee loans or advances made in the ordinary course of business consistent with past practice and not to exceed $250,000 in the aggregate, (C) investments by us or a subsidiary in any other third party (i) in the ordinary course of business consistent with past practice and not to exceed $500,000 in the aggregate (provided that none of such transactions presents a material risk of delaying the merger or making it more difficult to obtain any necessary consents) or (ii) pursuant to the terms of and in accordance with our investment policy;

•	except as required by generally accepted accounting principles or the SEC as concurred in by our independent auditors, make any material change in our methods or principles of accounting;

•	make or change any material tax election or adopt or change a tax accounting method;

•	settle, pay, discharge or satisfy any litigation or material claim, except (A) in the ordinary course of business (B) to the extent subject to reserves existing as of the date of the merger agreement in accordance with generally accepted accounting principles, (C) amounts outside the ordinary course of business not to exceed $500,000 in the aggregate or (D) engaging in any such activities on behalf of our or our subsidiaries’ customers that result in payments only by such customers, and, except as permitted by (A), (B) or (C), do not result in any payment obligation or other liability to us or our subsidiaries;

•	adopt or amend any plans, arrangements and policies for the benefit of any of our directors, officers or employees or enter into any new, or amend any existing employment, severance, consulting, salary continuation or other similar contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except as required by law, the merger agreement or any contracts as of the date of the merger agreement and except (x) payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees in the ordinary course of business consistent with past practice or (y) payments made to our employees pursuant to retention plans up to a maximum stated amount;

•	enter into any contract the effect of which would be to grant to a third party any actual or potential right of license to any material intellectual property owned by ADP or any of its subsidiaries;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants to acquire any debt securities of us or our subsidiaries, guarantee any debt securities of a third party, enter into any “keep well” or other contract to maintain any financial statement condition of a third party or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under our line of credit for working capital purposes and the endorsement of checks in the normal course of business consistent with past practice or make any loans, advances or capital contributions to, or investments in, any other third party, other than to us or any direct or indirect wholly owned subsidiary of us and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any affiliates of us or our subsidiaries;

•	do or permit any licensee or sublicensee thereof to do any act or knowingly omit to do any act whereby any of our intellectual property may become invalidated, abandoned or dedicated to the public domain;

•	make any commitment or enter into, or amend, modify, or terminate, or waive any rights under any of our material contracts; or

•	agree in writing or otherwise to take any of the actions described above.

      The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business by the Company” in Annex A included in this proxy statement.

      Other Covenants. In addition, the merger agreement contains covenants requiring us and ADP to use our reasonable best efforts to do all things required to complete the transactions contemplated by the merger agreement, including making all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental entity in connection with the merger, including all filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      However, neither we nor ADP is bound under the merger agreement to agree to execute or carry out agreements or submit to legal requirements providing for:

•	a material license, material sale or other material disposition of any assets or categories of assets that are material to the combined business of ADP’s employer services business and ProBusiness;

•	the holding separate of our capital stock;

•	any material limitation on the ability of us, ADP or any of our or their subsidiaries to own the assets of us and ADP’s employer services business or to acquire, hold or exercise full rights of ownership of our business or on the ability of ADP to conduct the combined business of ADP’s employer services business and ProBusiness;

which would be reasonably likely to materially adversely impact the benefits expected to be derived by ADP and its subsidiaries (on a combined basis with us and our subsidiaries) as a result of the merger or would be reasonably likely to materially adversely affect ADP and its subsidiaries (on a combined basis with us and our subsidiaries) following the merger.

      The merger agreement also contains covenants requiring us to:

•	prepare and file this proxy statement;

•	obtain stockholder approval of the merger agreement;

•	prepare and file required tax returns and deliver drafts of certain tax returns to ADP and promptly notify ADP of any material tax, suit, claim, action, investigation or proceeding relating to us or our subsidiaries; and

•	provide ADP and its representatives with access to our information prior to the effective time of the merger.

      Expenses. The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses.

      Termination Fee Payable by ProBusiness. The merger agreement requires that we pay ADP a termination fee of $25 million if:

•	prior to obtaining stockholder approval, the merger agreement is terminated by ADP as a result of:

•	our board of directors, or any of its committees, changing its recommendation in favor of the merger;

•	our failure to include the recommendation of our board of directors in favor of the merger in this proxy statement;

•	our board of directors recommending in favor of another acquisition proposal; or

•	if, within ten business days after a competing tender or exchange offer is first published, we do not send a statement to our stockholders that our board of directors recommends the rejection of such offer; or

•	we terminate the merger agreement upon receipt of a superior offer that ADP has not, within three business days of being notified of such superior offer and our intent to terminate the merger agreement, responded with an offer that our board of directors determines in good faith to be more favorable to our stockholders than the superior offer.

      Termination Fee Payable by ADP. The merger agreement requires that ADP pay us a termination fee of $25 million if:

•	we or ADP terminate the merger agreement due to a court or governmental entity issuing a final and non-appealable order that prohibits the merger and such order is primarily a result of issues relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 process;

•	we terminate the merger agreement because any litigation or proceeding is pending or has been threatened to be instituted which in the good faith judgment of our board of directors is reasonably likely to result in an order enjoining or impairing the benefits of the merger, provided such pending or threatened litigation is primarily as a result of issues relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 process; or

•	antitrust clearance or the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not been obtained by September 30, 2003.

      Representations and Warranties. The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of ADP and us and our subsidiaries;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the merger agreement and related matters with respect to each of ADP and us;

•	documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities by us;

•	accuracy of information supplied by each of ADP and us in connection with this proxy statement;

•	absence of material adverse effects, the conduct of our business in all material respects in the ordinary course consistent with past practices, no dividends or other distributions, no purchases or redemption of our capital stock, no stock splits, combination or reclassifications of capital stock in each case since September 30, 2002;

•	outstanding and pending litigation material to us;

•	certain of our contracts;

•	our compliance with applicable laws and permits;

•	absence of change in our benefit plans, employment agreements and labor relations;

•	our environmental matters;

•	matters relating to the Employee Retirement Income Security Act with respect to us;

•	tax matters with respect to us;

•	rights to our leasehold interests;

•	our intellectual property;

•	transactions with any of our affiliates;

•	our stockholder rights agreement;

•	our customers;

•	our investment policy;

•	tax accounts and non-tax accounts maintained by us or our subsidiaries on behalf of our customers;

•	applicability of certain state takeover statutes’ requirements to us and our satisfaction of those statutes;

•	required vote of our stockholders;

•	our and ADP’s engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

•	our board’s approval and adoption of the merger agreement and its resolution to recommend to our stockholders the adoption and approval of the merger agreement and the approval of the merger;

•	our receipt of the fairness opinion from Goldman Sachs; and

•	sufficiency of ADP’s capital resources to pay, or to cause ADP Merger Corp. to pay, the merger consideration.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Representations and Warranties of the Company” and “Representation and Warranties of Parent and Merger Sub” in Annex A included in this proxy statement.

      ProBusiness Certificate of Incorporation. The merger agreement provides that, at the effective time of the merger, the certificate of incorporation of ProBusiness shall be the certificate of incorporation of the surviving corporation in the merger and shall be amended and restated in its entirety to be identical to the certificate of incorporation of ADP Merger Corp. in effect immediately prior to the effective time of the merger until amended. The merger agreement also provides that the certificate of incorporation of the surviving corporation in the merger must contain provisions with respect to exculpation and indemnification that are at least as favorable to our current or former directors or officers as those in our current certificate of incorporation.

      ProBusiness By-Laws. The merger agreement provides that, at the effective time of the merger, the bylaws of ProBusiness shall be the by-laws of the surviving corporation in the merger and shall be amended and restated in their entirety to be identical to the bylaws of ADP Merger Corp. in effect immediately prior to the effective time of the merger until amended. The merger agreement also provides that the bylaws of the surviving corporation in the merger must contain provisions with respect to exculpation and indemnification that are at least as favorable to our current or former directors or officers as those in our current bylaws.

      Indemnification and Insurance. The merger agreement provides that all rights of indemnification and exculpation provisions in favor of our current or former directors or officers under our certificate of incorporation or bylaws and any of our existing indemnification agreements in effect as of the date of the merger agreement will be assumed. ADP has agreed to, and to cause ProBusiness as the surviving corporation to, fulfill and honor in all respects those obligations. The merger agreement further provides that for six years after the effective time of the merger, ADP will cause ProBusiness as the surviving corporation to maintain in effect our current policies of directors’ and officers’ liability insurance. ADP’s obligation to provide this insurance coverage is subject to a cap of 200% of the current annual premium paid by us for our existing insurance coverage. If ADP cannot maintain the existing insurance coverage without exceeding the 200% cap, ADP is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to the 200% cap. ADP, however, may satisfy its obligations by purchasing a “tail” policy under our existing directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms and conditions (including, coverage amounts) which are no less advantageous than those in effect on the date of the merger agreement.

STOCKHOLDER SUPPORT AGREEMENTS

      The following description summarizes the material provisions of the stockholder support agreements and is qualified in its entirety by reference to the complete text of the stockholder support agreements. The form of stockholder support agreement is included in this proxy statement as Annex D. Annex D contains the complete terms of the stockholder support agreements and should be read carefully and in its entirety.

      In connection with the execution of the merger agreement, each of Thomas H. Sinton, our Chairman, President and Chief Executive Officer and parties affiliated with him, as well as entities affiliated with General Atlantic Partners, LLC, who as a group is our largest stockholder, and who together with Mr. Sinton and the parties affiliated with him held beneficially and of record 8,453,043 or approximately 29% of the outstanding shares of our voting stock as of the date of the merger agreement, entered into stockholder support agreements with ADP. Each of these stockholders agreed to vote all of their respective shares of our voting stock held by them:

•	in favor of the approval of the merger and the adoption of the merger agreement and the transactions contemplated by the merger agreement; and

•	against any acquisition proposal, as described in “The Merger Agreement — No Solicitation of Transactions by ProBusiness.”

      In connection with the stockholder support agreements, the stockholders further agreed not to:

•	sell, tender, pledge, encumber, grant an option with respect to, transfer or dispose their respective shares of our common stock or preferred stock or enter into any agreement or commitment contemplating the possible sale of, tender of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of their respective shares of our common stock or preferred stock unless the transferee of any shares agrees to hold those shares subject to the provisions of the stockholder support agreement; provided, that

•	such stockholders may transfer any of their shares of common stock or preferred stock that have been pledged pursuant to forward contracts established prior to the date of the stockholder support agreement; and

•	if such stockholder is also a director, such stockholder may transfer his shares of common stock: (A) in accordance with the terms of his trading plan established for the periodic sale of our common stock implemented pursuant to the Securities and Exchange Commission Rule 10b5-1 in effect as of the date of the stockholder support agreement and (B) that have been pledged by him pursuant to the terms of margin loan accounts established prior to the date of the stockholder support agreement.

•	enter into other voting arrangements, whether by proxy, voting agreement or otherwise, with respect to their respective shares of our common stock or preferred stock; or

•	exercise any rights of appraisal or dissent.

      Each of the parties to the stockholder support agreements has irrevocably granted to and appointed James B. Benson and Gary Butler (each an officer of ADP) or either of them and any party that may be substituted for either of them, as that party’s attorney and proxy to vote, or grant a consent with respect to, that party’s shares of our common stock and preferred stock in favor of the merger and the other transactions described in the merger agreement.

      Each of the entities affiliated with General Atlantic Partners, LLC has additionally agreed that subject to and effective upon the closing of the merger, such stockholder elects to treat the merger as a deemed liquidation under our certificate of incorporation and receive the stated liquidation preference, which is equal to the original purchase price of $26.50 in cash for each share of preferred stock held by them (including accrued but unpaid dividends payable in shares of preferred stock).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the common stock beneficially owned as of December 31, 2002 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each of our directors; and

•	all our officers and directors as a group.

      Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion or option exercise, or otherwise, within 60 days after December 31, 2002. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC. Except as otherwise noted, the address of each person listed in the table is c/o 4125 Hopyard Road, Pleasanton, California 94588.

	Number of	Approximate
	Shares Beneficially	Percentage
Name of Beneficial Owner	Owned(1)	Ownership

Thomas H. Sinton(2)	3,499,164	12.2%
Entities Affiliated with GAP, LLC(3)	5,684,187	19.9%
Franklin Resources, Inc.(4)	2,714,375	9.5%
Stephen F. Mandel, Jr.(5)	1,555,900	5.4%
Jeffrey M. Bizzack(6)	287,920	1.0%
Jerry Blalock(7)	188,302	*
Steven E. Klei(8)	190,199	*
Timothy M. Corcoran(9)	28,241	*
David C. Hodgson(3)	5,719,688	20.0%
Ronald W. Readmond(10)	51,945	*
Dennis R. Raney	0	*
Samuel T. Spadafora	0	*
All executive officers and directors as a group (10 persons)(11)	9,965,459	34.8%

*	Represents beneficial ownership of less than one percent.

(1)	Based on 28,602,857 shares of Common Stock outstanding as of December 31, 2002. As of December 31, 2002, 1,132,075 shares of Preferred Stock were outstanding, all of which were owned by entities affiliated with GAP, LLC. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 31, 2002 upon the exercise of warrants or vested options or the conversion of Preferred Stock. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options and warrants for the purchase of Common Stock held by such stockholder, which are exercisable within 60 days of December 31, 2002, and the conversion of Preferred Stock held by such stockholder into Common Stock.

(2)	Includes 185,729 shares issuable upon exercise of vested options, 168,948 shares held by the Silas D. Sinton Trust Estate, 942,897 shares held by the Thomas H. Sinton and Jane Nibley Sinton 1989 Irrevocable Trust, 50,502 shares held by Jane N. Sinton as a custodian for minor children, and 15,950 shares held by an unnamed trust. Also includes 500,000 of the 1,000,000 shares held by Interpro Holdings, LLC, of which Mr. Sinton is a member. Mr. Sinton has the right to designate 50% of the Board of Managers of InterPro Holdings, LLC.

(3)	The record holders of these shares and are part of a group for purposes of Rule 13d-5 of the Exchange Act. The group includes GAP LLC, General Atlantic Partners 39, L.P. (“GAP 39”), General Atlantic

Partners 59, L.P. (“GAP 59”), General Atlantic Partners 70, L.P. (“GAP 70”), General Atlantic Partners 73, L.P. (“GAP 73”), General Atlantic Partners 74, L.P. (“GAP 74”), GAP Coinvestment Partners, L.P. (“GAPCO I”), GAP Coinvestment Partners II, L.P. (“GAPCO II”), GapStar, LLC (“GapStar”), GAPCO GmbH & Co. KG (“GAPCO KG”) and GAPCO Management GmbH (“GmbH Management”). As of the date hereof, GAP LLC, GAP 39, GAP 59, GAP 70, GAP 73, GAP 74, GAPCO I, GAPCO II, GapStar, GAPCO KG and GmbH Management (collectively, the “GA Group”) each owns of record no shares of Common Stock, 1,851,009 shares of Common Stock, no shares of Common Stock, no shares of Common Stock, no shares of Common Stock, 1,095,667 shares of Common Stock, 323,190 shares of Common Stock, 152,307 shares of Common Stock, 83,333 shares of Common Stock, 2,027 shares of Common Stock and no shares of Common Stock, respectively, or 0.0%, 6.5%, 0.0%, 0.0%, 0.0%, 3.9%, 1.1%, 0.5%, 0.3%, 0.0% and 0.0%, respectively, of our issued and outstanding shares of Common Stock as of December 31, 2002. In addition, as of the date hereof, GAP 70 owns 915,515 shares of our Preferred Stock convertible into 951,566 shares of Common Stock (excluding any accrued but unpaid dividends), GAPCO II owns 145,805 shares of Preferred Stock convertible into 151,547 shares of Common Stock (excluding any accrued but unpaid dividends) and GapStar owns 70,755 shares of Preferred Stock convertible into 73,541 shares of Common Stock (excluding any accrued but unpaid dividends), respectively, or 3.3%, 0.5%, and 0.3%, respectively, of our issued and outstanding Common Stock as of December 31, 2002. The holders of Preferred Stock are currently entitled to elect one of our Class II directors. The general partner of GAP 39, GAP 59, GAP 70, GAP 73 and GAP 74 is GAP LLC. GAP LLC is also the managing member of GapStar. GmbH Management is the general partner of GAPCO KG. The managing members of GAP LLC are Steven A. Denning, Peter L. Bloom, Peter Currie, Mark F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, William J. Lansing, Matthew Nimetz, Clifton S. Robbins, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the “GAP Managing Members”). David C. Hodgson is one of our directors. The GAP Managing Members (other than Mr. Esser) are also the general partners of GAPCO I and GAPCO II. By virtue of the fact that (i) the GA Group beneficially owns approximately 61% of the membership interests of InterPro Holdings, LLC (“Interpro Holdings”) and may designate 50% of the managers of the Board of Managers of InterPro Holdings, (ii) the GAP Managing Members (other than Mr. Esser) are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO I, GAPCO II and GapStar, (iii) GAP LLC is the general partner of GAP 39, GAP 59, GAP 70, GAP 73 and GAP 74 and the managing member of GapStar and (iv) the GAP Managing Members are authorized and empowered to vote and dispose of the securities held by GAPCO KG, the GA Group may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock owned by each member of the GA Group and InterPro Holdings. InterPro Holdings owns of record 1,000,000 shares of Common Stock. Accordingly, as of the date hereof, each member of the GA Group may be deemed to own beneficially an aggregate of 5,684,187 shares of Common Stock or 20% of our issued and outstanding shares of Common Stock as of December 31, 2002. Each member of the GA Group has the shared power to direct the vote and the shared power to direct the disposition of the 5,684,187 shares of Common Stock that may be deemed to be owned beneficially by each of them. Mr. Hodgson disclaims beneficial ownership of the securities owned by the GA Group and Interpro Holdings except to the extent of his pecuniary interest therein. In addition, Mr. Hodgson owns directly 15,084 shares of our common stock and holds options to purchase 40,416 shares of our common stock of which 20,417 are vested. The address of Mr. Hodgson and General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The holders of preferred stock are entitled to receive dividends in the form of additional shares of preferred stock. As of December 31, 2002, the accrued but unpaid dividends payable in additional shares of preferred stock were equal to 203,545 shares of preferred stock.

(4)	As disclosed in the Schedule 13G/ A filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. on February 14, 2002, Franklin Resources, Inc. beneficially owns 2,714,375 shares of which Franklin Advisers, Inc., an advisor subsidiary of Franklin Resources, Inc., has the sole voting and investment power with respect to 2,225,100 of such shares and Franklin Private

Client Group, Inc., an advisor subsidiary of Franklin Resources, Inc., has the sole investment power with respect to 489,275 of such shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin Resources, Inc., each owning in excess of 10% of the outstanding Common Stock of Franklin Resources, Inc., and may be deemed to be beneficial owners of securities held by persons and entities advised by Franklin Resources, Inc.’s subsidiaries. Franklin Resources, Inc., its principal shareholders and each of the advisor subsidiaries thereof disclaim any economic or beneficial ownership in any of our shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403.

(5)	As disclosed in the Schedule 13G filed by Stephen F. Mandel, Jr., Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Pine Associates LLC and Lone Pine Capital LLC on May 28, 2002, Mr. Mandel beneficially owns 1,555,900 shares of which he has shared voting and investment power. Lone Pine Associates LLC, the general partner of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P., has the power to direct the affairs of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P., including decisions respecting the disposition of the proceeds of the sale of shares. Mr. Mandel, Jr. is the managing member of Lone Pine Associates LLC. Mr. Mandel, Jr. is the managing member of Lone Cypress, Ltd., a client of Lone Pine Capital LLC, which has the power to direct the receipt of dividends from or the proceeds of the sale of shares. The address of Mr. Mandel, Jr. is Two Greenwich Plaza, Greenwich, CT 06830.

(6)	Includes 170,208 shares issuable upon exercise of vested options held by Mr. Bizzack and 80,000 shares held by Mt. Diablo National Bank FBO Jeffrey Bizzack.

(7)	Includes 185,208 shares issuable upon exercise of vested options held by Mr. Blalock.

(8)	Includes 166,458 shares issuable upon exercise of vested options held by Mr. Klei.

(9)	Includes 26,563 shares issuable upon exercise of vested options held by Mr. Corcoran.

(10)	Includes 42,501 shares issuable upon exercise of vested options held by Mr. Readmond.

(11)	Includes 797,084 shares issuable upon exercise of vested options and 1,176,654 shares issuable upon conversion of Preferred Stock.

STOCKHOLDER PROPOSALS

      We will hold a 2003 annual meeting of our stockholders only if the merger is not completed.

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2003 annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in our proxy material for the 2003 annual meeting of stockholders, stockholder proposals must be received by us no later than July 2, 2003, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

      In addition, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and director nominations, not included in our proxy statement which are proposed to be properly brought before an annual meeting of stockholders. Such stockholder must deliver written notice to our Corporate Secretary not less than 120 days in advance on the one-year anniversary of the date at which the notice of the previous years’ annual meeting was mailed to our stockholders (in the case of the 2003 annual meeting this date is July 2, 2003). This notice must contain specified information concerning the matters proposed to be brought before such annual meeting and concerning the stockholder proposing such matters.

      In the event that either (i) we did not have an annual meeting during the immediately previous year, or (ii) the date of the current year annual meeting is more than 30 days from the one year anniversary of the immediately prior annual meeting, then the deadline for our receipt of the notice required by the bylaws shall instead be the later of (a) the date that is 120 days prior to the current year annual meeting, and (b) the date that is 10 days following the first public notice of the date of such annual meeting. A copy of the full text of the bylaw provision discussed above may be obtained by writing to our Corporate Secretary at our address provided above. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to us at ProBusiness Services, Inc., 4125 Hopyard Road, Pleasanton, California 94588, Attention: Corporate Secretary. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to the address noted above.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      ADP and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that ADP and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

      ADP has supplied all information contained in this proxy statement relating to ADP and we have supplied all other information relating to us.

      Our stockholders should not send in their ProBusiness stock certificates until they receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock or preferred stock for cash should call the exchange agent.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 18, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTOMATIC DATA PROCESSING, INC.,

ADP MERGER CORP.

AND

PROBUSINESS SERVICES, INC.

Dated as of January 5, 2003

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this “AGREEMENT”) is made and entered into as of January 5, 2003, by and among Automatic Data Processing, Inc., a Delaware corporation (“PARENT”), ADP Merger Corp., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“MERGER SUB”), and ProBusiness Services, Inc., a Delaware corporation (the “COMPANY”).

RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as defined in Section 1.1), on the terms and subject to the conditions set forth in this Agreement.

      B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

      C. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

      D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s, the Company’s and Merger Sub’s respective willingness to enter into this Agreement, certain stockholders of the Company are entering into Stockholder Support Agreements in substantially the form attached hereto as Exhibit A (the “STOCKHOLDER AGREEMENTS”).

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DELAWARE LAW”), Merger Sub shall be merged with and into the Company (the “MERGER”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “SURVIVING CORPORATION.”

      1.2     Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “CERTIFICATE OF MERGER”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “EFFECTIVE TIME”) as soon as practicable on the Closing Date (as defined below). The closing of the Merger (the “CLOSING”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “CLOSING DATE”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

      1.4     Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation and shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation. At the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation and shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

      1.5     Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      1.6     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Preferred Stock. In accordance with Section 4(d) of the Certificate of Designations, Preferences and Rights of the 6.9% Senior Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 1, 2000 (the “CERTIFICATE OF DESIGNATION”), subject to the election of the holders of two-thirds (2/3) of the Company Preferred Stock (as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time (which election has been obtained concurrently with the execution of this Agreement), each share of Company Preferred Stock (including shares of Company Preferred Stock issued or issuable immediately prior to the Closing in accordance with Section 3 of the Certificate of Designation) (other than shares of Company Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined in Section 1.8)), will be canceled and extinguished and automatically converted into the right to receive $26.50 in cash (the “PREFERRED PER SHARE LIQUIDATION AMOUNT”) (such amount being an amount equal to the liquidation preference set forth in Section 4(a) of the Certificate of Designation).

(b) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company (together with the associated Company Right (as defined in Section 2.2(a)) under the Company Rights Agreement (as defined in Section 2.2(a)) (“COMPANY COMMON STOCK”)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive $17 per share (the “PER SHARE AMOUNT” and, together with the Preferred Per Share Liquidation Amount referred to herein as the “MERGER CONSIDERATION”).

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock or Company Preferred Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01, of Merger Sub (the “MERGER SUB COMMON STOCK”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Conversion of Dissenting Shares. The holders of Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Delaware Law; provided, however, that if, in accordance with Delaware Law, any holder of Dissenting Shares shall forfeit such right to payment of the fair cash value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration provided in Section 1.6(a) or Section 1.6(b), as applicable.

(f) Repurchase Rights. The Board of Directors of the Company, without any further action by Parent, shall take all actions necessary pursuant to the terms of the Company’s 2002 Employee Stock

Purchase Plan and the 1997 Employee Stock Purchase Plan (collectively, the “COMPANY PURCHASE PLANS”) to shorten all Offering Periods (as defined in the Company Purchase Plans) such that all Offering Periods then in progress terminate no later than immediately prior to the Effective Time.

(g) Employee Stock Options. Each Company Option or Other Option (both as defined in Section 2.2(b)) which is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Per Share Amount over the per share exercise or purchase price of such Company Option or such Other Option (such amount being hereinafter referred to as the “OPTION MERGER CONSIDERATION”) and each Company Option and Other Option shall be canceled at the Effective Time. The payment of the Option Merger Consideration to the holder of a Company Option or Other Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign Tax (as defined in Section 2.6) law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option or Other Option. The Stock Option Plans (as defined in Section 2.12(a)) shall terminate at the Effective Time.

(h) Adjustments to the Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock having a record date on or after the date hereof and prior to the Effective Time.

      1.7     Surrender of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “EXCHANGE AGENT”) in the Merger. Prior to the Effective Time, Parent shall enter into an agreement with Exchange Agent, reasonably satisfactory to the Company.

      (b) Parent to Provide Cash. At or promptly following the Effective Time (and in no event later than one (1) business day following the Effective Time), Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, cash payable to the stockholders of the Company pursuant to Section 1.6(a) or Section 1.6(b) in exchange for outstanding shares of Company Preferred Stock and Company Common Stock, respectively. Any funds deposited with the Exchange Agent shall hereinafter be referred to as the “EXCHANGE FUND.”

      (c) Exchange Procedures. Promptly after the Effective Time (and in no event later than three (3) business days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “CERTIFICATES”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive cash pursuant to Section 1.6(a) or Section 1.6(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 1.6(a) or Section 1.6(b) (without limiting the effect of Section 1.7(e)). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive promptly (and in no event later than three (3) business days after receipt thereof) in exchange therefor the Merger Consideration to which the holder of such certificate is entitled pursuant to Section 1.6(a) or Section 1.6(b) (less any withholding amount with respect to the shares of Company Common Stock or Company Preferred Stock held by such holder as provided by Section 1.7(e)), and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to this Article I upon surrender of the Certificates.

      (d) Transfers of Ownership. If the payment of the amounts payable pursuant to Section 1.6(a) or Section 1.6(b) is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock or Company Preferred Stock, as applicable, are registered, it will be a condition of payment that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the payment of the amount specified in Section 1.6(a) or Section 1.6(b) to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

      (e) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Preferred Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

      (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for payment, as general creditors thereof, of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 1.6(a) or Section 1.6(b). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Preferred Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      (i) No Further Ownership Rights in Company Common Stock or Company Preferred Stock.

      (j) At the close of business on the day of the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock. From and after the Effective Time, the holders of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving

Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article I, subject to applicable law in the case of Dissenting Shares. All cash paid upon surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares previously represented by such Certificates.

      (k) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article I; provided, however, that Parent or the Surviving Corporation may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      (l) Applicability to Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Exchange Agent under this Section 1.7 shall commence only on the date of such loss of status.

      1.8     Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock and Company Preferred Stock for which the holder thereof has demanded an appraisal of their value in accordance with, and has complied in all respects with, Section 262 of Delaware Law (collectively, the “DISSENTING SHARES”) shall not be converted into or represent the right to receive cash in accordance with Section 1.6(a) or Section 1.6(b), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of Delaware Law.

      (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the occurrence of such event, such holder’s shares shall no longer be deemed to be “Dissenting Shares” and such shares shall automatically be converted into and represent only the right to receive the applicable cash payment provided in Section 1.6(a) or Section 1.6(b), without interest, upon surrender of the certificate representing such shares in accordance with Section 1.7.

      (c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, the withdrawals of such demands, and any other instrument served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, offer to make or make any payment with respect to any demands for appraisal of the shares Company Common Stock or Company Preferred Stock or offer to settle or settle any such demands.

      1.9     Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “COMPANY DISCLOSURE LETTER”), as follows:

      2.1     Organization; Standing and Power; Charter Documents; Subsidiaries.

      (a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure of any Subsidiary of the Company to be so organized, existing and in good standing would not have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3(c)) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “SUBSIDIARY,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      (b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company, each as amended to date (collectively, the “COMPANY CHARTER DOCUMENTS”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “SUBSIDIARY CHARTER DOCUMENTS”) of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except in the case of a Subsidiary, as would not be material to the Company.

      (c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter includes all the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity or ownership interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, preemptive rights, mortgages, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “LIENS”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests, except for restrictions imposed by applicable securities laws.

      2.2     Capital Structure.

      (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 60,000,000 shares of Company Common Stock, par value $0.001 per share; (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, 60,000 of which have been designated as Series A Participating Preferred Stock (“SERIES A PREFERRED”), all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the “COMPANY RIGHTS”) issuable pursuant to the preferred stock rights agreement, dated as of August 8, 2001, between the Company and Wells Fargo Bank, MN N.A., as amended, (the “COMPANY RIGHTS AGREEMENT”), none of which are issued and outstanding; and 1,800,000 of which have been designated as 6.9% Senior Convertible Preferred Stock (the “COMPANY PREFERRED STOCK”). At the close of business on the date hereof: (i) 28,602,857 shares of Company Common Stock were issued and outstanding (plus any shares of Company Common Stock issued since December 31, 2002 upon the exercise of Company Options or Other Options (as defined in Section 2.2(b)), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) 1,132,075 shares of

Company Preferred Stock were issued and outstanding (plus accrued dividends payable in 203,545 shares of Company Preferred Stock in accordance with Section 3 of the Certificate of Designation). All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

      (b) Stock Options. As of the close of business on the date hereof: (i) 6,158,804 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (as defined in Section 2.12) (the “COMPANY OPTIONS”) (less any such shares issued since December 31, 2002 upon the exercise of Company Options); (ii) 1,986,066 shares of Company Common Stock are available for future issuance under the Company Stock Option Plans, (iii) 825,000 shares of Company Common Stock are reserved for future issuance under the 2002 Company Employee Stock Purchase Plan and no further shares of Company Common Stock will be issued under the 1997 Company Employee Stock Purchase Plan, and (iv) no shares of Company Common Stock are subject to issuance pursuant to outstanding options, rights or warrants to purchase Company Common Stock issued pursuant to the Contracts (as defined in Section 2.14) or instruments listed on Section 2.2(b) of the Company Disclosure Letter (the “OTHER OPTIONS”). The Company has provided Parent information describing option activity through December 31, 2002. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, the Company Purchase Plans and the Other Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

      (c) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“VOTING DEBT”) of the Company is issued or outstanding as of the date hereof.

      (d) Other Securities. Except as otherwise set forth in this Section 2.2, there are no securities, options, warrants, calls, rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or redeem, repurchase, acquire or pay for or cause to be issued, delivered or sold, or redeemed, repurchased, acquired or paid for additional shares of capital stock, Voting Debt, equity interests or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract, arrangement or undertaking. All outstanding shares of Company Common Stock and Company Preferred Stock, all outstanding Company Options and Other Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below), (ii) all requirements set forth in applicable material Contracts and (iii) Company Charter Documents or Subsidiary Charter Documents. There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. For purposes of this Agreement: (x) “LEGAL REQUIREMENTS” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; and (y) “CONTRACT” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

      2.3     Authority; Non-Contravention; Necessary Consents.

      (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 2.14). Section 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any Company Material Contract required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a Material Adverse Effect on the Company or the Surviving Corporation.

      (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “GOVERNMENTAL ENTITY”) is required to be obtained or made by the Company in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR ACT”) or any foreign laws regulating competition, antitrust, investment or exchange controls, (iii) the consents listed on Section 2.3(c) of the Company Disclosure Letter; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (v) such consents, approvals, orders, authorizations, registration, declaration or filing as may be required by the rules and regulations of The Nasdaq Stock Market, Inc. and The New York Stock Exchange, Inc., and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations, waivers and filings set forth in (i), (ii) and (v) are referred to collectively herein as the “NECESSARY CONSENTS.”

      2.4     SEC Filings; Financial Statements.

      (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2000. The Company has made available to Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “COMPANY SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “SECURITIES ACT”), or the Securities and Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “EXCHANGE ACT”), as the case may be, applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “COMPANY FINANCIALS”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2002 is hereinafter referred to as the “COMPANY BALANCE SHEET.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on the Company, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and liabilities incurred pursuant to this Agreement.

      2.5     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet (a) there has not been any Material Adverse Effect on the Company, (b) and through the date hereof, the Company and its Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution of this Agreement and (c) through the date hereof, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at cost in connection with the termination of the Company’s or any of its Subsidiary’s relationship with any Service Provider (as defined in the Company Option Plans) pursuant to stock option or purchase agreements in effect on the date hereof or entered into in compliance with this Agreement, or (ii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock.

      2.6     Taxes.

      (a) For the purposes of this Agreement, the term “TAX” or, collectively, “TAXES,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity. Notwithstanding the foregoing, for the purposes of this Section 2.6 and Section 4.1(b)(xii), “Tax” and “Taxes” shall not include any Tax taken into account in determining Assumed Customer Tax Obligation (as defined in Section 2.23(a)). The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“TAX RETURNS”) required to be filed by any of them and all such Tax Returns are true and correct in all material respects. The Company and each of its Subsidiaries have timely paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge (as defined in Section 8.3(b)) of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

      (b) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory Liens for current Taxes not yet due. Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “TAX SHARING AGREEMENTS”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by Contract, or otherwise. Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service (the “IRS”) or comparable ruling of any other Tax authority, and there is no currently pending private letter ruling request to the IRS or comparable ruling request to any other Tax authority, relating to either the Company or any of its Subsidiaries. The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Tax authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws. No claim in writing has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. The Company and its Subsidiaries have, in all material respects, charged their customers all sales, goods and services, and other similar Taxes required to be charged under the laws and regulations of all applicable taxing jurisdictions. All such Taxes have been collected and remitted to the appropriate Tax authority in a timely manner in all material respects.

2.7	Intellectual Property.

      (a) No Infringement. The products, services and operations of the Company do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on the Company. “INTELLECTUAL PROPERTY” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer software programs and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world. “COMPANY INTELLECTUAL PROPERTY” shall mean all Intellectual Property owned by the Company and/or used in its products, services and operations.

      (b) No Impairment. The Merger (including the assignment by operation of law of any Contract to the Surviving Corporation) will not result in: (i) Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of any business of Parent or its Subsidiaries, (ii) Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) granting any rights or licenses to any material Intellectual Property of Parent or any Subsidiary of Parent to any third party (including a covenant not to sue with respect to any material Intellectual Property of Parent or any Subsidiary of Parent), or (iii) the termination or breach of any Contract to which the Company is a party, which termination or breach would have, individually or in the aggregate, a Material Adverse Effect on either the Surviving Corporation or Parent, or (iv) the termination or forfeiture of any Company Intellectual Property.

      (c) Schedule. Section 2.7(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material Company Intellectual Property described in subsection (i), (iv), (v) and (vi) of Section 2.7(a) and all copyright registrations and applications therefor.

      (d) Ownership and Maintenance. The Company owns, or possesses licenses or other valid rights to use, all Company Intellectual Property which is required or necessary to the conduct of the business of the Company, except where the lack thereof, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing upon or violating any material Company Intellectual Property. The Company has taken reasonable steps to maintain the confidentiality of its trade secrets.

      (e) Privacy. The Company does not use or collect any of the information it collects from its web site visitors or other parties in an unlawful manner, or in a manner that violates the Company’s privacy policy or the privacy rights of its customers. The Merger will not violate the Company’s privacy policy or the privacy rights of its customers.

2.8	Compliance; Permits.

      (a) Compliance. Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on the Company. No material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which, individually or in the aggregate, has or could have a Material Adverse Effect on the Company.

      (b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, authorizations, franchises, variances, exemptions, orders and approvals from Governmental Entities (“PERMITS”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, the failure to hold which, individually or in the aggregate, would have a Material Adverse Effect on the Company (collectively, “COMPANY PERMITS”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

      2.9     Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, any investigation pending or threatened, against the Company or any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or pursuant to which it may be obligated to indemnify any such officer, director, employee of Person, before any Governmental Entity that seeks to restrain, delay, alter or enjoin the consummation of the transactions contemplated hereby, seeks an award of damages in connection with this Agreement or any transactions contemplated hereby or which could, either singularly or in the aggregate with all such claims, actions or proceedings, be material to the Company. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that has had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

      2.10     Brokers’ and Finders’ Fees. Except for fees payable to Goldman Sachs & Co. pursuant to an engagement letter dated October 3, 2002, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.11     Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.11 of the Company Disclosure Letter identifies each Person who is an “affiliate” (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date hereof.

2.12	Employee Benefit Plans.

      (a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe, pension, profit-sharing, savings, retirement, employment, consulting, bonus, change-in-control, retention, welfare, cafeteria, flexible or other benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under which any employee, former employee, director or consultant of the Company, any Subsidiary of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with the Company within the meaning of Section 414 of the Code (each an “ERISA AFFILIATE”) has any present or future right to benefits, or with respect to which the Company has or may in the future have direct or indirect liability, whether contingent or otherwise, are referred to herein as the “PLANS.” Section 2.12(a) of the Company Disclosure Letter contains a complete and accurate list of each material Plan, including (i) all severance and employment agreements of the Company with directors or executive officers, (ii) all severance programs and policies of each of the Company or its Subsidiaries, (iii) all Plans pursuant to which benefits would, in any respect, vest or an amount would become payable by virtue of the transactions contemplated hereby, and (iv) each stock option plan, stock purchase plan, equity based compensation plan, equity award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of the Company capital stock has been granted or otherwise issued (collectively, “COMPANY STOCK OPTION PLANS”). The Company has provided or made available to Parent with respect to each Plan, a true, correct and complete copy thereof and to the extent applicable: (i) the most recent documents (including all amendments and trusts or other funding instruments constituting each Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) all IRS determination, opinion, notification and advisory letters relating to any Plan; (iv) if the Plan is funded, the most recent periodic accounting of the Plan assets; (v) the most recent summary plan description, summary of material modifications and any other written communication (or description of any oral communications) by the Company or any ERISA Affiliate concerning the extent of benefits provided under a Plan; (vi) for the last three years all material correspondence with the IRS and the Department of Labor (the “DOL”); and (vii) any other document reasonably requested by Parent.

      (b) Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Plans. No suit, action, Lien or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Plan, except as would not result in material liability to the Company. There are no audits, inquiries or proceedings pending by the IRS or the DOL with respect to any Plans. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other applicable laws, rules or regulations. With respect to each Plan: (i) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS and the DOL, the SEC or any other Governmental Entity, or to the participants or beneficiaries of such Plan have been filed or furnished on a timely basis, and (ii) no individual who has performed services for the Company or its Subsidiaries has been improperly excluded from participation, except in each case for violations which would not reasonably be expected to cause material harm to the Company. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made by the Company or its Subsidiaries in respect of any Plan have been timely paid or accrued, except as would not result in material liability to the Company. Neither the Company nor any ERISA Affiliate have any liability, whether contingent or otherwise, with respect to any plan subject to Title IV of ERISA or Section 412 of the Code which remains unsatisfied.

      (c) Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Plan. To the Knowledge of the Company, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Plan.

      (d) Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, contributed to, been requested to contribute to, or had any liability, whether contingent or otherwise, with respect to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA. Neither the Company nor any ERISA Affiliate have at any time ever maintained, established, sponsored, participated in, contributed to, or had any liability, whether contingent or otherwise, with respect to, (i) any multiple employer plan, or to any plan described in Section 413 of the Code, (ii) any “multiple-employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) a Plan subject to Section 4063 or 4064 of ERISA, or (iv) a Plan maintained outside of the jurisdiction of the United States. None of the Plans promises or provides retiree medical or other retiree benefits to any person except as required by applicable law, including without limitation, coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      (e) Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage involving the Company or any of its Subsidiaries and any group of its employees. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment and labor practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees, except in each case for compliance violations which would not reasonably be expected to cause material harm to the Company. The Company has not received written notice of any investigation, charge or complaint pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful unemployment practice. The Company (i) is not barred from any governmental contract by the Office of Federal Contract Compliance Programs or comparable state agency (the “OFCCP”), (ii) has not received a notice to show cause from the OFCCP, and (iii) does not have an action pending with the OFCCP.

      (f) Neither any payment or benefit which will or may be made by the Company or its Subsidiaries, nor the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination of another event) shall (i) result in the payment of any amount which could be characterized as a “parachute payment,” within the meaning of Code Section 280G(b)(2), (ii) result in any material payment becoming due, or materially increase the amount of any compensation due, to any current or former employee of the Company or its Subsidiaries, (iii) materially increase any benefits otherwise payable under any Plan, (iv) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or its Subsidiaries to amend or terminate any Plan.

      (g) To the Knowledge of the Company, neither the Company and its Subsidiaries nor any organization to which the Company or its Subsidiaries is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

      (h) Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

      (i) Neither the Company nor any of its Subsidiaries have direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

      (j) Neither the Company nor any of its Subsidiaries is a party to any Contract or other arrangement which could result in the payment of material amounts that could be non-deductible by reason of Section 162(m) of the Code.

      (k) Each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company and its Subsidiaries have otherwise complied with, (i) the requirements of the Heath Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the Consolidated Omnibus

Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder, except, in each case, for compliance violations which would not reasonably be expected to cause material harm to the Company.

      (l) No stock or other security issued by the Company or its Subsidiaries forms or has formed a material part of the assets of any Plan.

      (m) Neither the Company nor any ERISA Affiliate has a contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Plan.

      (n) No assets of the Company or its Subsidiaries are allocated to or held in a “rabbi trust” or other funding vehicle in respect of any Plan other than one qualified under Section 401(a) of the Code.

      (o) No “employee welfare plan” within the meaning of Section 3(1) of ERISA (“WELFARE PLAN”) disclosed in Section 2.12(a) of the Company Disclosure Letter is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or self-insured.

      2.13     Environmental Matters.

      (a) Hazardous Material. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a “HAZARDOUS MATERIAL”) are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

      (b) Hazardous Materials Activities. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of or in a manner which would result in liability pursuant to, any Legal Requirement in effect on or before the Closing Date and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “HAZARDOUS MATERIALS ACTIVITIES”) in violation of or in a manner which would result in liability pursuant to any Legal Requirement.

      2.14     Contracts.

      (a) Material Contracts. For purposes of this Agreement, “COMPANY MATERIAL CONTRACT” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract containing any covenant: (A) limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business, or (B) otherwise having an adverse effect on the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any material products or services;

(iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of the Company or otherwise have a Material Adverse Effect on the Company or any of its Subsidiaries or otherwise have a Material Adverse Effect on the Company;

(iv) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contract relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (excluding any equipment leases involving aggregate annual payments of less than $100,000 per lease);

(v) any non-competition agreement or any other agreement or obligation which limits or purports to limit in any respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(vi) any legal entity in the nature of a partnership or joint venture, or a material strategic alliance (or any Contract substantially similar to any of the foregoing);

(vii) any Contract which could prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

(viii) any Contract that involves, or to the Knowledge of the Company is likely to involve, aggregate annual payments to or from the Company or any of its Subsidiaries of $500,000 (excluding any Contract with customers of the Company or its Subsidiaries or any Contract governing an investment made in accordance with the Investment Policy (as defined in Section 4.1(b)(ix))); or

(ix) any material Contract with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls 10% or more of the Company’s voting stock.

      (b) Schedule. Section 2.14(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound by as of the date hereof.

      (c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not be material to the Company.

      Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not be material to the Company. Neither the Company nor any of its Subsidiaries has received any written notice from any other party to any Company Material Contract that it intends to terminate or not renew such Company Material Contract. To the Company’s Knowledge, no such other party is in violation, breach or default of any Company Material Contract.

      2.15     Disclosure. The Proxy Statement (as defined in Section 5.1) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company, at the time of the Stockholders’ Meeting (as defined in Section 5.2) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent or any of Parent’s representatives for inclusion or incorporation by reference in the Proxy Statement.

      2.16     Board Approval. The Board of Directors of the Company has (i) at a meeting duly called and held on or prior to the date hereof determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and are in the best interest of the Company and its stockholders and declared the Merger to be advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the Stockholder Agreements and the transactions contemplated thereby, which approval constitutes approval under Section 203 of the Delaware Law such that the Merger, this Agreement and the other transactions contemplated hereby, are not and shall not be subject to any restriction pursuant to Section 203 of the Delaware Law, (iii) resolved to make the Recommendation (as defined in Section 5.2(b)), subject to the right of the Board of Directors of the Company to withhold, withdraw, amend, change or modify the Recommendation in accordance with Section 5.3(d), and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval.

      2.17     Fairness Opinion. The Company’s Board of Directors has received an opinion from Goldman, Sachs & Co., dated as of January 5, 2003, to the effect that, as of such date, the Per Share Amount is fair from a financial point of view to the holders of outstanding shares of Company Common Stock.

      2.18     Rights Plan. The Company has taken all actions necessary to render the Company Rights Agreement inapplicable to the execution or delivery of this Agreement or the Stockholder Agreements, the consummation of the Merger pursuant to this Agreement or the consummation of any other transactions contemplated hereby and a copy of the amendment to such Company Rights Agreement effecting such change has been provided to Parent.

      2.19     Takeover Statutes. The Board of Directors of the Company has taken all actions such that this Agreement and the transactions contemplated hereby and the Stockholder Agreements and the transactions contemplated thereby, are not and will not be subject to any restrictions under Section 203 of Delaware Law. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Stockholder Agreements or the transactions contemplated hereby or thereby.

      2.20     Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class and on an as-converted to Common Stock basis).

      2.21     Real Estate.

      (a) Ownership of Premises. The Company does not own any real property.

      (b) Leased Properties. Section 2.21(b) of the Company Disclosure Letter is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the “REAL PROPERTY LEASES”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “LEASED REAL PROPERTY”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). There is no material uncured default by the Company as tenant under any of the Real Property Leases or, to the best of the Company’s Knowledge, by the landlord thereunder. The Company holds the leasehold estate under and interest in each Real Property Lease free and clear of all Liens, other than for Liens for taxes not yet due and payable. None of the Leased Real Property is subleased or sublicensed to any other person or entity.

      (c) Entire Premises. All of the material land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property.

      2.22     Customers. Section 2.22 of the Company Disclosure Letter sets forth a list of (i) the top twenty-five (25) customers of the Company and its Subsidiaries (established using the projected annualized value per customer based on revenue for the three (3) month period ended September 30, 2002), (ii) for each such customer, the amount of the dollar volume established using the projected annualized value per customer based on revenue for the three (3) month period ended September 30, 2002 and (iii) confirmation of whether a written agreement (other than periodic purchase orders) exists between the Company or any of its Subsidiaries and each such customer and the effective date of each such written agreement. To the Knowledge of the Company, as of the date hereof, no Person listed on Section 2.22 of the Company Disclosure Letter within the last twelve months has canceled or otherwise terminated the relationship of such Person with the Company or any of its Subsidiaries or has given written notice that it intends to cancel or otherwise terminate the relationship of such Person with the Company or any of its Subsidiaries.

      2.23     Trust Funds

      (a) Trust Tax Funds. All Trust Tax Funds amounts have been held in segregated tax accounts maintained by the Company or its Subsidiaries on behalf of their customers (the “TAX ACCOUNTS”). Such amounts are not commingled with funds of the Company and its Subsidiaries and no amounts have been paid out of such Tax Accounts other than (i) payments to the applicable Tax authorities of such Taxes on behalf of such customers, (ii) payments returning any such amounts (or any portion of such amounts) to such customers, (iii) the interest income earned on investments which is subsequently transferred to the Company’s corporate cash account or (iv) fees mistakenly wired by customers to the Tax Accounts which are transferred to the Company’s corporate cash account. To the Knowledge of the Company, the Company and its Subsidiaries have paid in a timely manner to the applicable Tax authorities all amounts that are required to be paid to such authorities on behalf of their customers in respect of all taxable periods then ended, except in the event that any failure to pay such amount to such authorities was (i) caused solely by the refusal or inability of the customer to pay such amount to the Company and its Subsidiaries, (ii) caused solely by the failure of the customer to provide accurate data to the Company and its Subsidiaries or (iii) in the ordinary course of business. To the Knowledge of the Company, the Company and its Subsidiaries have timely filed with the applicable Tax authorities all Tax Returns that are required to be filed in connection with the Trust Tax Funds held in the Tax Accounts, except in the event that any failure to timely file such Tax Returns with such authorities was (i) caused solely by the failure of the customer to provide in a timely manner the information necessary to make such filings or (ii) in the ordinary course of business. The aggregate Assumed Customer Tax Obligations are equal to the sum of (i) the aggregate amount of Trust Tax Funds held in the Tax Accounts plus (ii) the relevant portion of Tax Account Receivables (as defined in Section 5.13), if any, with the exception of the realized loss in value of a financial instrument described in Section 2.23 of the Company Disclosure Letter of which corporate funds will ultimately be transferred into the Tax Account to remedy the differential. “TRUST TAX FUNDS” shall mean, with respect to any date, all federal and state payroll, social security, Medicare, unemployment and other trust Taxes held in Tax Accounts that were (i) withheld by the Company or its Subsidiaries from the payroll of employees of, or otherwise collected from, the Company’s or its Subsidiaries’ customers in connection with the payroll processing and tax filing services of the Company and its Subsidiaries prior to such date and (ii) not yet remitted to the applicable Tax authorities as of such date. “ASSUMED CUSTOMER TAX OBLIGATIONS” shall mean with respect to any date, obligations of the Company and/or its Subsidiaries as of such date (i) to remit to the Tax authorities on behalf of the Company’s or its Subsidiaries’ customers after such date all federal and state payroll, social security, Medicare, unemployment and other trust Taxes that are required to be paid and (ii) to refund to the Company’s or its Subsidiaries’ customers after such date any Trust Tax Funds over-impounded from such customers by the Company and/or its Subsidiaries, in each case, in connection with the payroll processing and tax filing services performed by the Company and/or its Subsidiaries prior to such date; provided that, for purposes hereof, the Company and/or its Subsidiaries shall only be regarded as having such an obligation if, and to the extent that, a customer has paid, or Trust Tax Funds have been over-impounded by, the Company and/or its Subsidiaries in respect thereof prior to such date. To the Company’s Knowledge, set forth on Section 2.23 of the Company Disclosure Letter is a true and correct list as of December 20, 2002 of penalties and interest relating to assessments with respect to payroll Tax Returns filed on behalf of the clients of the Company or its Subsidiaries which, at the time the Company received notice of such assessments, were deemed individually to represent potential exposure to the Company and Subsidiaries, or their clients, in excess of $250,000.

      (b) Trust Non-Tax Funds. All Trust Non-Tax Funds amounts have been held in segregated non-tax accounts maintained by the Company or its Subsidiaries on behalf of their customers (the “NON-TAX

ACCOUNTS”). Such amounts are not commingled with funds of the Company or its Subsidiaries and no amounts have been paid out of such accounts other than (i) payments to the applicable regulatory authorities of such withheld amounts on behalf of such customers or to authorized recipients or (ii) payments returning any such amounts (or any portion of such amounts) to such customers. To the Knowledge of the Company, the Company and its Subsidiaries have paid in a timely manner to the applicable regulatory authorities (or authorized recipients) all amounts that are required to be paid to such authorities (or authorized recipients) on behalf of customers in respect of all payroll periods then ended, except in the event that any failure to pay such amount to such authorities (or authorized recipients) was (i) caused solely by the refusal or inability of the customer to pay such amount to the Company and its Subsidiaries, (ii) caused solely by the failure of the customer to provide accurate data to the Company and its Subsidiaries or (iii) in the ordinary course of business. To the Knowledge of the Company, the Company and its Subsidiaries have timely filed with the applicable regulatory authorities or authorized recipients all filings, if any, that are required to be filed in connection with the Trust Non-Tax Funds held in the Non-Tax Accounts, except in the event that any failure to timely file such filings with such authorities was (i) caused solely by the failure of the customer to provide in a timely manner the information necessary to make such filings or (ii) in the ordinary course of business. The aggregate Assumed Customer Non-Tax Obligations are equal to the sum of (i) the aggregate amount of Trust Non-Tax Funds held in the Non-Tax Accounts plus (ii) the relevant portion of Trust Account Receivables, if any. “TRUST NON-TAX FUNDS” shall mean, with respect to any date, (a) all customers’ employees’ net pay (in connection with direct deposit services or check services) and (b) all workers’ compensation or other insurance premiums or contributions (whether on behalf of the employer or employee) to 401(k) or other similar investment plans that were withheld by the Company or its Subsidiaries from the payroll of employees of, or otherwise collected from, the Company’s or its Subsidiaries’ customers in connection with the payroll processing services of the Company and its Subsidiaries prior to such date, which in each case, were not yet remitted to the applicable regulatory authorities or other authorized recipients as of such date and are held in Non-Tax Accounts. “ASSUMED CUSTOMER NON-TAX OBLIGATIONS” shall mean with respect to any date, obligations of the Company and/or its Subsidiaries as of such date (i) to remit to the applicable regulatory authorities or other authorized recipients on behalf of the Company’s or its Subsidiaries’ customers after such date all workers’ compensation or other insurance premiums or contributions (whether on behalf of employer or employee) to 401(k) or other similar investment plans or customers’ employees’ net pay (in connection with direct deposit services or check services) that are required to be paid and (ii) to refund to the Company’s or its Subsidiaries’ customers after such date any Trust Non-Tax Funds over-impounded from such customers by the Company and/or its Subsidiaries, in each case, in connection with the payroll processing services performed by the Company and/or its Subsidiaries prior to such date; provided that, for purposes hereof, the Company and/or its Subsidiaries shall only be regarded as having such an obligation if, and to the extent that, a customer has paid, or Trust Non-Tax Funds have been over-impounded by, the Company and/or its Subsidiaries in respect thereof prior to such date.

      2.24     Investment Policy. The Company is, in all material respects, in compliance with the terms of the Investment Policy.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “PARENT DISCLOSURE LETTER”), as follows:

      3.1     Organization; Standing and Power; Charter Documents; Subsidiaries.

      (a) Organization; Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on Parent.

      (b) Charter Documents. Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent, each as amended to date (collectively, the “PARENT CHARTER DOCUMENTS”). and of the Certificate of Incorporation and Bylaws of Merger Sub (collectively, the “MERGER SUB CHARTER DOCUMENTS”). Such Parent Charter Documents and Merger Sub Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

      (c) Merger Sub. All the outstanding shares of capital stock of, or other equity interests in Merger Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

      3.2     Authority; Non-Contravention; Necessary Consents.

      (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

      (b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, in each case, except as would not individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

      (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby within the time frame in which such transactions would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

      3.3     Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers pursuant to an engagement letter entered into by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.4     Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

      3.5     Board Approval. The Board of Directors of Parent has, by resolutions duly adopted by at a meeting of the Parent’s Directors duly called and held and not subsequently rescinded or modified in any way (the “PARENT BOARD APPROVAL”) has duly approved this Agreement.

      3.6     Available Funds.

      3.7     Parent has or has available to it, and will make available to Merger Sub, all funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business of the Company.

      (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (except (i) as permitted by the terms of this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter, or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably delayed), carry on the business of the Company and its Subsidiaries, including but not limited to its Investment Policy in all material respects, in the ordinary course, consistent with past practice, and shall use their commercially reasonable efforts to preserve intact their business, organization and relationships with third parties and to keep available the services of their officers and employees.

      (b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than, the declaration and payment in additional shares of Company Preferred Stock of quarterly dividends payable to the holders of Company Preferred Stock in accordance with Section 3 of the Certificate of Designation;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the Company’s or any of its Subsidiary’s relationship with any Service Provider (as defined in the Company Option Plans) pursuant to stock option or purchase agreements in effect on the date hereof or entered into in compliance with this Agreement;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or granted pursuant to clause (D) hereof, (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plans pursuant to the terms thereof under currently existing agreements, (C) issuances of Company Common Stock upon the exercise of other options, warrants or other rights of the Company outstanding on the date hereof in accordance with their present terms (including cashless exercises), and (D) grants of stock options to acquire Company Common Stock granted on or after February 14, 2003 under the Company Stock Option Plans in the ordinary course of business in connection with annual compensation reviews, promotions or new hires provided that not more than 75,000 shares of Company Common Stock (net of cancellations) shall be issued pursuant to this clause (D) in each three month period commencing on February 14, 2003;

(v) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(vii) Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

(viii) Except as previously disclosed in the Company SEC Reports prior to the date hereof, sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

(ix) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a Subsidiary of it to or in it or any wholly-owned Subsidiary of it, (B) employee loans or advances made in the ordinary course of business consistent with past practice and not to exceed $250,000 in the aggregate, (C) investments by it or a Subsidiary of it in any other Person (i) in the ordinary course of business consistent with past practice and not to exceed $500,000 in the aggregate (provided that none of such transactions referred to in this clause (C)(i) presents a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent) or (ii) pursuant to the terms of and in accordance with the Company’s Investment Policy. For the purposes of this Agreement, “INVESTMENT POLICY” shall mean the investment policy of the Company adopted by the Board of Directors of the Company on July 31, 2002 set forth in Section 4.1(b)(ix) of the Company Disclosure Letter;

(x) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

(xi) Make or change any material Tax election or adopt or change a Tax accounting method;

(xii) Settle, pay, discharge or satisfy any material claim (including any Tax claim), action, suit, investigation, audit or proceeding involving money damages, except (A) in the ordinary course of business (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP, (C) amounts outside the ordinary course of business not to exceed $500,000 in the aggregate or (D) engaging in any such activities on behalf of customers of the Company or its Subsidiaries that result in payments only by such customers, and, except as permitted by subsections (A), (B) or (C), do not result in any payment obligation or other liability of the Company or any of its Subsidiaries;

(xiii) Except as required by Legal Requirements, this Agreement or Contracts currently binding on the Company or its Subsidiaries, adopt or amend any Plan, Company Purchase Plans, Company Stock Option Plan or Other Options, or enter into any new, or amend any existing employment, severance, consulting, salary continuation or other similar Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except (x) payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees in the ordinary course of business consistent with past practice or (y) payments made to Company employees pursuant to Company retention plans in amounts not to exceed the amounts set forth in Section 4.1 of the Company Disclosure Letter;

(xiv) Enter into any Contract the effect of which would be to grant to a third party any actual or potential right of license to any material Intellectual Property owned by Parent or any of its Subsidiaries;

(xv) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the normal course of business consistent with past practice or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

(xvi) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xvii) Engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s or its Subsidiaries’ affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(xviii) Do or permit any licensee or sublicensee thereof to do any act or knowingly omit to do any act whereby any Company Intellectual Property may become invalidated, abandoned or dedicated to the public domain;

(xix) Make any commitment or enter into, or amend, modify, or terminate, or waive any rights under any Company Material Contract; or

(xx) Agree in writing or otherwise to take any of the actions described in (i) through (xix) above.

      (c) Taxes. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“POST SIGNING RETURNS”);

(ii) deliver to Parent drafts of the Company’s fiscal year ended June 30, 2002 Tax Return prior to the date (including extensions) on which such Tax Return is required to be filed; and

(iii) promptly notify Parent of any material federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Proxy Statement. Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the SEC as soon as is practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the Stockholders’ Meeting at which the stockholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company. The term “PROXY STATEMENT” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.1. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company’s stockholders, on the date of the Stockholders’ Meeting and as of the Effective Time, not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and the Company, Parent and Merger Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

      5.2     Meetings of Stockholders; Board Recommendation.

      (a) Meeting of Stockholders. Promptly after the execution of this Agreement, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and approval of the Merger (the “STOCKHOLDERS’ MEETING”) as soon as practicable after the date hereof. Subject to Section 5.3(d), the Company will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock or Company Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

      (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “RECOMMENDATION”), at the Stockholders’ Meetings, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Recommendation.

      5.3     Acquisition Proposals.

      (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), and any party to a Stockholder Agreement shall, and that the Company shall use reasonable efforts to cause its and its Subsidiaries’ other employees and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(f)) with respect to itself, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), or (iv) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. The Company and its Subsidiaries and any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), and any party to a Stockholder Agreement will immediately cease, and the Company shall use reasonable efforts to cause its and its Subsidiaries’ other employees and affiliates to cease, any and all existing activities, discussions or negotiations with any third parties (other than Parent, Merger Sub and their representatives) conducted heretofore with respect to any Acquisition Proposal with respect to itself.

      (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable and in any event within one (1) business day after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall, upon receipt of an Acquisition Proposal, request or inquiry, provide Parent as promptly as practicable oral and written notice setting forth the terms of any material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry.

      (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that, prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company, the Company receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(f)) and the Company has complied in full with all its obligations under Section 5.3(a) in connection with such Acquisition Proposal, it may then take the following actions:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement in substantially the form of the Confidentiality Agreement (as defined in Section 5.4) prior to taking any action under clause (1) above and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished);

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent oral and written notice of the its intention to enter into negotiations with such third party; and

(iii) Approve or recommend, or propose to approve or recommend, any Superior Offer and enter into any agreement with respect thereto; provided, in each such case, that the Company has terminated this Agreement pursuant to Section 7.1(g).

      Nothing in this Section 5.3(c) shall relieve the Company from its obligation to comply with Section 5.3(b).

      (d) Changes of Recommendation. The Board of Directors of the Company may not withhold, withdraw, amend or modify the Recommendation (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “CHANGE OF RECOMMENDATION”), unless, prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company, the Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that such Change of Recommendation is required by its fiduciary obligations to its stockholders under Delaware Law.

      (e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      (f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “ACQUISITION PROPOSAL,” with respect to a party, shall mean any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or any of its Subsidiaries, directly or indirectly, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of such party or any of its Subsidiaries, directly or indirectly, or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of such party (including its Subsidiaries taken as a whole), directly or indirectly, or (C) any liquidation or dissolution of such party; and

(ii) “SUPERIOR OFFER,” with respect to a party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (after consultation with its outside legal counsel and its financial adviser) (i) to be more favorable from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms provided pursuant to this Agreement, (ii) the conditions to the consummation of which are reasonably capable of being satisfied and (iii) financing for which, to the extent required, is then committed or in the good faith judgment of the Board of Directors of the Company (after consultation with its independent financial advisors) reasonably available.

      5.4     Confidentiality; Access to Information.

      (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Non-Disclosure Agreement dated November 1, 2002 (the “CONFIDENTIALITY AGREEMENT”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and Parent will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

      (b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent or its representatives may reasonably request, and, during such period, upon request by Parent, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information.

      5.5     Public Disclosure. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult with the other party will still be required to the extent practicable.

      5.6     Regulatory Filings; Reasonable Best Efforts.

      (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent, Merger Sub and the Company shall comply as promptly as practicable with any request for additional information, documents or other materials received by such party hereto or any of its Subsidiaries or affiliates from any Governmental Entity. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

      (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with outside counsel to the other prior to taking a position with respect to any such filing, shall permit outside counsel to the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement, the Merger or the other transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with outside counsel to the other in preparing and exchanging such information and promptly provide outside counsel to the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply outside counsel to the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

      (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      (d) Reasonable Best Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on this Agreement and the transactions contemplated hereby.

      (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to take or agree to take any Action of Material Divestiture (as defined below) which would be reasonably likely to materially adversely impact the benefits expected to be derived by Parent and its Subsidiaries (on a combined basis with the Company and its Subsidiaries) as a result of the transactions contemplated hereby or would be reasonably likely to materially adversely affect Parent and its Subsidiaries (on a combined basis with the Company and its Subsidiaries) following the Merger. For purposes of this Agreement, an “ACTION OF MATERIAL DIVESTITURE” shall mean executing or carrying out agreements or submitting to Legal Requirements providing for a material license, material sale or other material disposition of any assets or categories of assets that are material to the combined business of Parent’s employer services business and the Company or the holding separate of Company capital stock or imposing or seeking to impose any material limitation on the ability of Parent, the Company or any of their respective Subsidiaries to own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or on the ability of Parent to conduct the combined business of Parent’s employer services business and the Company.

      5.7     Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

      5.8     Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use reasonable efforts to obtain (i) all Necessary Consents and (ii) all consents, waivers and approvals under any Company Material Contract as may be required to be obtained in connection with the Merger.

      5.9     Company Employee Plans and Employee Benefits.

      (a) For the twelve (12) month period following the Effective Time, Parent will provide to employees of the Company or any Subsidiary of the Company who are employed by Parent or any Subsidiary of Parent after the Effective Time (the “CONTINUING EMPLOYEES”) compensation (excluding bonuses, commissions, stock options, restricted stock, other forms of equity compensation and benefits) that is comparable to the compensation (excluding bonuses, commissions, stock options, restricted stock, other forms of equity compensation and benefits) provided to the Continuing Employees prior to the execution of this Agreement. For the twelve (12) month period following the Effective Time, Parent will maintain a severance pay practice for the benefit of each Continuing Employee that is no less favorable than the severance pay practice provided by the Company as of the date of this Agreement. On and after the Effective Time, Parent and/or any Subsidiary of Parent shall provide to the Continuing Employees participation in benefit plans offered to similarly situated employees of Parent that are no less favorable than the Plans (the “PARENT PLANS”). Parent shall take all necessary actions to provide that Continuing Employees will receive full credit for years of service with the Company and any of its Subsidiaries under the Parent Plans to the extent taken into account for such purposes under the Plans prior to the Effective Time (other than with respect to benefit accrual under tax qualified plans)). Parent and/or any Subsidiary of Parent shall give credit under those of its Parent Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the calendar year in which the Effective Time occurs. Parent and/or any Subsidiary of Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Plans in which such Continuing Employees become eligible to participate on or following the Effective Time.

      (b) Parent agrees that at the Effective Time, Company Employees may participate in the employee stock purchase plan sponsored by Parent (the “PARENT ESPP”), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent for determining eligibility of the Continuing Employees under the Parent ESPP.

      5.10     Indemnification.

      (a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification and exculpation provisions in favor of the current or former directors or officers of the Company (the “INDEMNIFIED PARTIES”) under the Certificate of Incorporation or Bylaws of the Company and any agreement between an Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof that is listed in Section 5.10(a) of the Company Disclosure Letter. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

      (b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company covering those persons (but only those persons) who are currently covered by such policies; provided, however, that in no event will the Surviving Corporation be required to pay an annual premium on such insurance policy that is greater than 200% of the annual premium currently payable by the Company for such coverage and provided, further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of 200% of the annual premium currently paid by the Company for such coverage) Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount. Parent may, however, satisfy its obligations under the first sentence of this Section 5.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons (but only those persons) who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including, coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company directors’ and officers’ insurance policies in effect as of the date hereof. The Company shall take all actions necessary or advisable under its existing directors’ and officers’ insurance policy to permit Parent to satisfy its obligations hereunder, including but not limited to triggering any “tail” policy.

      (c) Third-Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

      5.11     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.12     Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby.

      5.13     Tax Account and Non-Tax Account Reconciliation Report and Related Data. The Company has delivered to Parent, in a form reasonably acceptable to Parent, (A)(i) a Tax Account Reconciliation Report as of December 31, 2002 and (ii) a statement of the Assumed Customer Tax Obligations, Tax Trust Funds, Tax Account Receivables (shown in aggregate, as well as by aging category, e.g., 30 to 90 days, 91 to 180, 181 to 360, and one year or older) and the Tax Fund Investment Portfolio (showing market value adjustments) balances, each as of December 31, 2002, for each customer of the Company or its Subsidiaries and (B) a Non-Tax Bank Account Reconciliation Report as of December 31, 2002. “TAX ACCOUNT RECONCILIATION REPORT” shall mean a reconciliation report comparing the aggregate amounts of the Tax Trust Funds and Tax Account Receivables to the Assumed Customer Tax Obligations for each customer. “NON-TAX BANK ACCOUNT RECONCILIATION REPORT” shall mean a report demonstrating the reconciliation of the cash disbursement ledger to the bank account for only the COBRA account, the flexible spending account (FSA), the health and welfare account (H&W) and the ProCheck business account. “TAX ACCOUNT RECEIVABLES” shall mean, with respect to any date, any amounts owed to the Company or its Subsidiaries by its customers as of such date relating to previously assumed and fulfilled Assumed Customer Tax Obligations, including, but not limited to, (i) rejected Collection Items in Transit, (ii) items payable to the Company or its Subsidiaries by its customers for reimbursement of overdeposits by Tax authorities (for which the customer has received earlier credit or upon which it has relinquished any claim) or (iii) any other amounts owed to the Company or its Subsidiaries by customers for the past funding of bona fide Assumed Customer Tax Obligations. A “COLLECTION ITEM IN TRANSIT” shall mean a pre-approved electronic impound from a customer’s bank account that was processed via an automated clearing house network or reverse wire transfer initiated through the Company’s or its Subsidiaries’ banks but that is not yet settled. “TAX FUND INVESTMENT PORTFOLIO” shall mean that portion of the Tax Trust Funds invested in bonds, securities, mutual funds, and other non-cash financial instruments.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

      (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.6.

      (c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

      (d) Necessary Consents. All Necessary Consents required to execute, deliver and perform this Agreement and to consummate the Merger shall have been obtained or made.

      6.2     Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article II of the Agreement (A) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (B) that are not so qualified shall be true and correct in all respects, in the case of (A) and (B) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made as of such date, except (i) with respect to (B) any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect”, as does not constitute a Material Adverse Effect on the Company; (ii) for changes contemplated by this Agreement; and (iii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on the Company limitation set forth in the preceding clause (i)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in (B), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded) Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized senior executive officer of the Company.

(b) Agreements and Covenants. The Company has performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized senior executive officer of the Company.

(c) Litigation Matters. There shall not have been any suit or proceeding by any Governmental Entity against Parent, the Company, Merger Sub or any of their respective Subsidiaries, that would result in Parent being required to take any action described in Section 5.6(e).

      6.3     Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent contained in Article III hereof (A) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (B) that are not so qualified shall be true and correct in all respects, in the case of (A) and (B) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made as of such date, except (i) with respect to (B) any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect”, as does not constitute a Material Adverse Effect on Parent; (ii) for changes contemplated by this Agreement; and (iii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on Parent limitation set forth in the preceding clause (i)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in (B), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before May 31, 2003 (which date shall be extended to September 30, 2003, in the event that all waiting periods (and any extension thereof) under the HSR Act relating to the Merger shall not have expired or been terminated on or prior to May 31, 2003) (the “END DATE”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before the End Date, and such action or failure to act constitutes a material breach of this Agreement;

(c) (i) by either the Company or Parent if any court of competent jurisdiction or other Government Entity shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree or ruling shall have become final and non-

appealable (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable); or (ii) by the Company if any litigation or proceeding is pending before any court of competent jurisdiction or has been threatened to be instituted by any Person or governmental body, which in the good faith judgment of the Board of Directors of the Company is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or impairing the benefits of the transactions contemplated by this Agreement;

(d) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below in this Section 7.1) with respect to the Company shall have occurred;

(e) by the Company by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b); provided that if such untruth or inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to such End Date, provided that Parent continues to exercise reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by Parent or Merger Sub is cured prior to the End Date);

(f) by Parent by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) provided that if such untruth or inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided that the Company continues to exercise reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by the Company is cured prior to the End Date);

(g) by the Company, if the Company receives a Superior Offer; provided that, (i) the Company shall have notified Parent in writing prior to terminating this Agreement pursuant to this Section 7.1(g) that the Company has received a Superior Offer and intends to terminate this Agreement pursuant to this Section 7.1(g), attaching the most current version of such Superior Offer to such notice, (ii) the Company shall have afforded Parent the reasonable opportunity to make a revised offer (including by negotiating the terms of such offer with Parent) and Parent shall not have made, within three (3) business days after receipt of the Company’s written notice of its intention to terminate this Agreement pursuant to this Section 7.1(g), an offer that the Board of Directors of the Company determines in good faith to be more favorable to the Company’s stockholders than such Superior Offer and (iii) the Company shall simultaneously with its termination hereunder make all payments required by Section 7.3(b); and

(h) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

      For the purposes of this Agreement, a “TRIGGERING EVENT,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent the Recommendation, (ii) it shall have failed to include the Recommendation in the Proxy Statement, (iii) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (iv) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the Company and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

      7.2     Notice of Termination; Effect of Termination. Except as otherwise set forth in Section 7.1(g), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3     Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

      (b) Payments.

(i) Payment by the Company. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(d) or (g) the Company shall promptly, but (except as set forth in Section 7.1(g)) in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to $25 million in immediately available funds.

(ii) Payment by Parent. In the event that this Agreement is terminated by Parent or the Company (A) pursuant to Section 7.1(c) primarily as a result of issues relating to the antitrust or competition laws of any applicable jurisdiction or (B) pursuant to Section 7.1(b) in the event the applicable waiting period under the HSR Act not having expired or terminated then, in any such event, Parent shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Company a fee equal to $25 million in immediately available funds.

(iii) Interest and Costs; Other Remedies. Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to Section 7.3(b)(i) or Section 7.3(b)(ii), respectively, and, in order to obtain such payment, Parent or the Company, as applicable, makes a claim that results in a judgment against the Company (in the case of non-payment under Section 7.3(b)(i)) or Parent (in the case of non-payment under Section 7.3(b)(ii)) for the amounts set forth in Section 7.3(b)(i) or Section 7.3(b)(ii), respectively, the Company (in the case of non-payment under Section 7.3(b)(i)) or Parent (in the case of non-payment under Section 7.3(b)(ii)) shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b)(i) or Section 7.3(b)(ii), as applicable, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

      7.5     Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Attention: President, Employer Services Group
Facsimile: (973) 974-3305

with a copy to:

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Attention: General Counsel
Facsimile: (973) 974-3324

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Richard S. Borisoff, Esq.
Telephone No.: (212) 373-3000
Facsimile No.: (212) 757-3990

(b) if to the Company, to:

ProBusiness Services, Inc.
4125 Hopyard Road
Pleasanton, CA 94588
Attention: President and Chief Executive Officer
Attention: General Counsel
Telephone No.: (925) 737-3500
Facsimile No.: (925) 730-1152

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Elizabeth R. Flint
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Steve L. Camahort
Telephone No.: (650) 493-9300
Facsimile No.: (415) 947-2099

8.3 Interpretation; Knowledge.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “INCLUDE,” “INCLUDES” and “INCLUDING,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “THE BUSINESS OF” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

      (b) For purposes of this Agreement, the term “KNOWLEDGE” means, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Information Officer or Executive Vice President for Operations, has actual knowledge of such matter.

      (c) For purposes of this Agreement, the term “MATERIAL ADVERSE EFFECT,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “EFFECT”) that is materially adverse to the business, properties, assets, financial condition or results of operations of such entity taken as a whole with its Subsidiaries (or, if such entity is the Company, the Company taken as a whole with its Subsidiaries or Parent taken as a whole with its Subsidiaries); provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products), (C) any change in such entity’s stock price or trading volume, (D) any failure by such entity to meet revenue or earnings projections, (E) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally, (F) any Effect that results from changes affecting general worldwide economic or capital market conditions, (G) in the case of the Company only, any Effect that results from investments in any other Person made in accordance with the Company’s Investment Policy, (H) any Effect that results from changes in laws after the date hereof, or (I) any Effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism.

      (d) For purposes of this Agreement, the term “PERSON” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      8.4     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

      8.6     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7	Other Remedies; Specific Performance.

      (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

      (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, with respect to all actions and proceedings arising out of or relating to this Agreement and the transaction contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 8.2 hereof, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent or Merger Sub can assign any of their respective rights and obligations to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11     Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PROBUSINESS SERVICES, INC.

By:	/s/ THOMAS H. SINTON

Name: Thomas H. Sinton
Title: President & Chief Executive Officer

ADP MERGER CORP.

By:	/s/ ARTHUR F. WEINBACH

Name: Arthur F. Weinbach
Title: President

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ ARTHUR F. WEINBACH

Name: Arthur F. Weinbach
Title: Chairman & Chief Executive Officer

ANNEX B

PERSONAL AND CONFIDENTIAL

January 5, 2003

Board of Directors

ProBusiness Services, Inc.
4125 Hopyard Road
Pleasanton, CA 94588

Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of ProBusiness Services, Inc. (the “Company”) of the $17.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 5, 2003 (the “Agreement”), among Automatic Data Processing, Inc. (“ADP”), ADP Merger Corp, a wholly owned subsidiary of ADP, and the Company.

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to ADP from time to time and may provide investment banking services to ADP in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or ADP for its own account and for the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended June 30, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the payroll and data processing industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

B-1

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the $17.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.

Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

STOCKHOLDER SUPPORT AGREEMENT

      THIS STOCKHOLDER SUPPORT AGREEMENT, dated as of January 5, 2003 (this “AGREEMENT”), by and between Automatic Data Processing, Inc., a Delaware corporation (“PARENT”) and the stockholders of the Company listed on the signature page hereto (collectively, the “Stockholders”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

      WHEREAS, concurrently with the execution of this Agreement, ProBusiness Services, Inc., a Delaware corporation (the “COMPANY”), Parent and ADP Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger, as it may be amended from time to time (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will continue as the surviving corporation (the “Merger”); and

      WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Company Common Stock” shall mean the shares of common stock, par value $0.001 per share, of the Company.

(b) “Company Capital Stock” shall mean the shares of capital stock of the Company, including, without limitation, the Company Common Stock and the Company Preferred Stock.

(c) “Company Preferred Stock” shall mean the shares of 6.9% Senior Convertible Preferred Stock, par value 0.001 per share, of the Company.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e) “Expiration Date” shall mean the earlier to occur of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time or (iii) the date upon which the Merger Agreement is amended to reduce either the Per Share Amount or the Preferred Per Share Liquidation Amount, if the Stockholder (or its designee to the board of directors) in his or its designee’s capacity as a director of the Company did not vote in favor of or consent to such amendment.

(f) Each Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security. Without duplicative counting of the same securities by the same holder, securities Owned by a holder shall include securities Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act other than parties to this Agreement.

(g) “Subject Securities” shall mean: (i) the Existing Securities (as defined in Section 5(a) below); (ii) any shares of Company Capital Stock distributed prior to the termination of this Agreement in respect of Subject Securities by reason of a stock dividend, stock-split, recapitalization, reclassification, combination, merger, exchange of shares or otherwise; and (iii) all additional securities of Company (including all additional shares of Company Capital Stock and all additional options, warrants and other rights to acquire shares of Company Capital Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

(h) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, tenders, pledges, encumbers, grants an option with respect to, transfers or disposes of Ownership of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, tender of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of Ownership of such security or any interest therein.

Section 2. Voting of Shares.

(a) During the period from the date of this Agreement through the Expiration Date, each Stockholder covenants and agrees that, at any meeting of the stockholders of the Company, however called, and regardless of whether such meeting is a special or annual meeting of stockholders of the Company, or at any adjournment thereof, or in connection with any action by written consent by the stockholders of the Company, such Stockholder will vote, or cause to be voted, all Subject Securities

(i) in favor of the approval of the Merger and the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; and

(ii) against any Acquisition Proposal with respect to the Company.

Section 3. Grant of Proxy; Revocation of Proxies; Reliance.

(a) Each Stockholder hereby irrevocably grants to and appoints James B. Benson and Gary Butler or either of them in their respective capacities as officers of Parent, with full power of substitution (such individuals and their substitutes each being referred to herein as the “Proxy”), as attorneys and proxies to vote all Subject Securities in favor of the matters referred to in clauses (i) and (ii) of Section 2 above. Each Stockholder agrees that the Proxy may, in such Stockholder’s name and stead, (i) attend any annual or special meeting of stockholders of the Company (including any and all adjournments and postponements thereof) and vote all Subject Securities in favor of the matters referred to in clauses (i) and (ii) of Section 2 above at any such annual or special meeting (including any and all adjournments and postponements thereof), and (ii) execute with respect to all Subject Securities any written consent with respect to matters referred to in clauses (i) and (ii) of Section 2 above. Each Stockholder agrees that, prior to the Expiration Date, this grant of proxy pursuant to this Section 3(a) is irrevocable and coupled with an interest and agrees that the Persons designated as the Proxy pursuant hereto may at any time name any other person who is an officer of Parent as a substitute Proxy hereunder to act pursuant hereto, either as to a specific matter or as to all matters.

(b) Each Stockholder hereby represents that any proxies heretofore given in respect of the Subject Securities that are inconsistent with the proxy granted pursuant to Section 3(a) above are not irrevocable, and that any such proxies are hereby revoked.

(c) Each Stockholder understands and acknowledges that Parent and Merger Sub have entered into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 4. Transfer of Subject Securities. Each Stockholder hereby agrees and covenants that, during the period from the date of this Agreement through the Expiration Date:

(a) Restriction on Transfers. Except as may otherwise be agreed to by Parent in writing, such Stockholder shall not Transfer or consent to any Transfer of Ownership of any or all of the Subject Securities, or any interest therein if such Transfer would result in such Stockholder no longer having the power to vote, or cause to be voted, the Subject Securities in accordance with the terms of this Agreement; provided, however, a Stockholder may Transfer Subject Securities to any Person so long as such Person shall have (i) executed a counterpart of this Agreement and (ii) agreed to hold such

Subject Securities subject to the terms and provisions of this Agreement to the same extent as such Stockholder. Notwithstanding anything contained herein to the contrary:

(i) a Stockholder may Transfer any of the Subject Securities that have been pledged pursuant to the forward contracts established prior to the date of this Agreement set forth in Schedule I;

(ii) if a Stockholder is also a director of the Company, such Stockholder may Transfer the Subject Securities in accordance with the terms of such Stockholder’s trading plan established for the periodic sale of Company Common Stock implemented pursuant to the Securities and Exchange Commission Rule 10b5-1(c) in effect as of the date hereof; and

(iii) if a Stockholder is also a director of the Company, such Stockholder may Transfer any of the Subject Securities that have been pledged by such Stockholder pursuant to the terms of the margin loan accounts established prior to the date of this Agreement set forth in Schedule I.

(b) Restrictions on Proxies and Voting Arrangements. Except as otherwise provided herein, such Stockholder shall not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Securities that is inconsistent with the proxy granted pursuant to Section 3(a) above or (ii) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities that would impair such Stockholder’s ability to comply with its obligations pursuant to this Agreement.

(c) Stop Transfer. Such Stockholder shall not request that the Company register any Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Existing Securities, unless such Transfer is made in compliance with this Agreement.

(d) Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger (or other business combination pursuant to the Merger Agreement) that such Stockholder may have with respect to the Subject Securities.

Section 5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership of Securities. On the date hereof, such Stockholder beneficially Owns, or has the sole power to direct the voting of, the Company Capital Stock set forth next to such Stockholder’s name on Schedule I hereto (the “Existing Securities”). On the date hereof, the Existing Securities constitute all of the shares of voting capital stock of the Company beneficially Owned by such Stockholder or as to which such Stockholder has the sole power to direct the voting of the shares.

(b) Power; Binding Agreement. Such Stockholder has the power (or, if applicable, corporate power) and authority to enter into and perform all of such Stockholder’s obligations hereunder, including, without limitation, the power and authority to vote the Subject Securities in accordance with Section 2 hereof and to grant the proxy in accordance with Section 3 hereof. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against the Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts.

(i) The execution and delivery of this Agreement and the Proxy by such Stockholder do not, and the performance of this Agreement and the Proxy by such Stockholder will not: (A) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties is or may be bound or affected, or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s affiliates or properties is or may be bound or affected.

(ii) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his or its obligations under this Agreement.

(d) No Encumbrances. Except:

(i) as established hereby;

(ii) for Existing Securities subject to a pledge agreement in effect prior to the date of this Agreement and set forth in Schedule I;

(iii) for Existing Securities subject to forward purchase Contracts in effect prior to the date of this Agreement and set forth in Schedule I; or

(iv) if a Stockholder is also a director of the Company, for Existing Securities that have been pledged by such Stockholder pursuant to a margin loan account prior to the date of this Agreement as set forth on Schedule I, the Existing Securities are now and, at all times during the term hereof, will be held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all securities interests, liens, power of attorney, pledges, options, proxies, voting trusts, agreements, understandings or arrangements whatsoever, in each case, that could reasonably be expected to materially hinder or impede such Stockholder’s ability to perform its obligations hereunder.

Section 6. Termination. This Agreement and the covenants, representations, warranties, and agreements contained herein shall terminate upon the Expiration Date. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing contained herein shall relieve any party from any liability for such party’s breach of this Agreement prior to termination.

Section 7. Election and Waiver. If a Stockholder Owns shares of Company Preferred Stock, such Stockholder agrees that subject to and effective upon the Closing, such Stockholder hereby irrevocably and unconditionally: (A) elects under Section 4(d) of the Certificate of Designation for the Company Preferred Stock (the “CERTIFICATE OF DESIGNATION”) to treat the Merger as a deemed Liquidation (as defined in the Certificate of Designation) pursuant to Section 4 thereof; and (B) waives the right to receive notice of the Merger pursuant to Section 8(g) and Section 8(h) of the Certificate of Designation.

Section 8. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile (with a confirmatory copy sent by overnight courier), by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

if to Parent:

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Attention: President, Employer Services Group
Facsimile: (973) 974-3305

with a copy to:

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Attention: General Counsel
Facsimile: (973) 974-3324

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Richard S. Borisoff, Esq.
Telephone No.: (212) 373-3000
Facsimile No.: (212) 757-3990

if to Stockholder, as stated on Schedule I hereto.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(d) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise by any of the parties, without the consent of the other parties hereto.

(e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(i) Further Assurances. From time to time prior to the Expiration Date, at the request of Parent, such Stockholder shall execute and deliver to Parent, or cause the record holder of Subject Securities to execute and deliver to Parent, such additional letters or instruments to comply with applicable law and stock exchange rules as Parent may reasonably request in connection with such Stockholder’s obligations under this Agreement.

(j) Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k) Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(m) No Limitation on Actions of Stockholder as Director. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Stockholder or any of its designees is a director or officer of the Company, nothing in this Agreement is intended or shall be construed to require such Stockholder (or any of its designees), in such Stockholder’s (or any such designee’s) capacity as a director or officer of the Company, to fail to act in accordance with such Stockholder’s (or any such designee’s) fiduciary duties in such capacity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PARENT

By:

Name:

Title:

STOCKHOLDER:

Signature

Name

SCHEDULE I

Number of Existing
		Number of Shares	Securities
		of Company	Transferred
		Preferred Stock	Pursuant to 10B5-1
		Owned of Record	Trading Plan;
		(excluding any	Pledged Pursuant to
	Number of Shares	accrued but unpaid	Margin Loan or
	of Company	dividends payable	Otherwise; and
	Common Stock	in shares of	Subject to Forward
Stockholder	Owned of Record	preferred stock)	Contracts

PROBUSINESS SERVICES, INC.
SPECIAL MEETING OF STOCKHOLDERS
Thursday, March 20, 2003

10:00 a.m.
ProBusiness Corporate Headquarters
4125 Hopyard Road
Pleasanton, California

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PROBUSINESS SERVICES, INC.
FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS ON MARCH 20, 2003

The undersigned stockholder of ProBusiness Services, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement each dated February 18, 2003, and hereby appoints Thomas H. Sinton and Steven E. Klei, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock and Preferred Stock of the undersigned at the Special Meeting of Stockholders of ProBusiness Services, Inc. to be held on March 20, 2003, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on March 19, 2003.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/prbz/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 19, 2003.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to ProBusiness Services, Inc., c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, MN 55164-0945.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1. To approve and adopt the Agreement and Plan of Merger, dated as of January 5, 2003, among Automatic Data Processing, Inc. (“ADP”), a Delaware corporation, ADP Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of ADP, and ProBusiness Services, Inc. and approve the merger	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE. THE NAMED PROXIES OR THEIR SUBSTITUTES MAY VOTE THE SHARES REPRESENTED BY THIS PROXY FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, IN THEIR DISCRETION.

Address Change? Mark Box ☐ Indicate changes below:	Date_______________________

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy.
If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.